Exhibit 10.1

Execution Version

THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into effective as of October 20, 2015 by and among INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation (“ICD” and also being known as the “Administrative Borrower”), the Required Lenders party hereto and CIT FINANCE LLC (“CIT”), as Administrative Agent and Collateral Agent.

WITNESSETH:

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of November 5, 2014, by and among ICD, each of ICD’s domestic Subsidiaries identified on the signature pages thereof or becoming a “Borrower” by joinder thereto (together with the Administrative Borrower, the “Borrowers”), the Lenders and CIT, as Administrative Agent, as amended by (i) that certain First Amendment to Amended and Restated Credit Agreement, dated March 4, 2015 and (ii) that certain Second Amendment to Amended and Restated Credit Agreement, dated April 17, 2015 (as so amended, and as otherwise amended, supplemented, revised, restated or otherwise modified from time to time, the “Credit Agreement”), Borrowers obtained commitments for a revolving loan credit facility in an aggregate principal amount of up to $155,000,000; and

WHEREAS, Borrowers have requested certain modifications to the Credit Agreement, and Administrative Agent and the Required Lenders have agreed to the modification of certain provisions contained in the Credit Agreement upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. All capitalized terms not defined herein shall have the meanings given to such terms in the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1. Effective as of the Third Amendment Effective Date (as defined below), the Credit Agreement is hereby amended (a) to delete the red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (b) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the marked copy of the Credit Agreement attached hereto as Exhibit A hereto and made a part hereof for all purposes.

2.2. Effective as of the date hereof, Schedules 3.05, 3.12, 3.18 and 3.24 are hereby amended and restated in their entirety in the form attached hereto as Schedules 3.05, 3.12, 3.18 and 3.24, respectively.

2.3. Effective as of the date hereof, Annex I is hereby amended and restated in its entirety in the form attached hereto as Annex I.

Section 3. Ratification and Further Assurances.

3.1. Each Loan Party confirms that all of its obligations under the Loan Documents (as amended by this Amendment) are in full force and effect and are performable in accordance with their respective terms without setoff, defense, counter-claim or claims in recoupment. Each Loan Party further confirms that the term “Obligations”, as used in the Credit Agreement, shall include all Obligations of the Loan Parties under the Credit Agreement (as amended by this Amendment), any promissory notes issued under the Credit Agreement and each other Loan Document.

3.2. Each Loan Party acknowledges and agrees that as of the Third Amendment Effective Date, after giving effect to this Amendment, the outstanding balance of the Obligations in respect of principal and accrued and unpaid interest is set forth below:

Advances	$60,000,000.00
Accrued and unpaid interest	$190,501.56
Accrued commitment fee under Section 2.11(a) of Credit Agreement	$26,322.46

The foregoing amounts do not include any other fees, expenses or other amounts that are chargeable or otherwise reimbursable under the Credit Agreement or the other Loan Documents.

3.3. Each Loan Party agrees that at any time and from time to time, upon the written request of Administrative Agent, each Loan Party will execute and deliver such further documents and do such further acts and things as Administrative Agent may reasonably request in order to effect the provisions of this Amendment.

Section 4. No Waiver. Except as expressly set forth in this Amendment, nothing contained in this Amendment, or any other communication between or among Administrative Agent, Lenders and any Loan Party, shall be construed as a waiver by Administrative Agent or Lenders of any covenant or provision of the Credit Agreement, the other Loan Documents, this Amendment or any other contract or instrument between or among any Loan Party, Administrative Agent and/or Lenders, or of any similar future transaction and the failure of Administrative Agent and/or Lenders at any time or times hereafter to require strict performance by any Loan Party of any provision thereof shall not waive, affect or diminish any right of any Agent and/or Lenders to thereafter demand strict compliance therewith. Nothing contained in this Amendment shall directly or indirectly in any way whatsoever either: (i) impair, prejudice or otherwise adversely affect Agents’ or any Lender’s right at any time to exercise any right, privilege or remedy in connection with the Credit Agreement or any other Loan Documents, each as amended hereby, (ii) except as expressly provided herein, amend or alter any provision of the Credit Agreement or any other Loan Documents or any other contract or instrument, or (iii) constitute any course of dealings or other basis for altering any obligation of any Loan Party under the Credit Agreement or any other Loan Documents or any right, privilege or remedy of any Agent or any Lender under the Credit Agreement, any other Loan Documents or any other contract or instrument. Agents and Lenders hereby reserve all rights granted under the Credit Agreement, the other Loan Documents, this Amendment and any other contract or instrument between or among any Loan Party, Agents and Lenders, each as amended hereby.

Section 5. Representations and Warranties. Each Loan Party represents and warrants (both immediately before and after giving effect to this Amendment, including any transaction to be consummated contemporaneously with the Third Amendment Effective Date) to Administrative Agent and Lenders the following: (i) there does not exist any Default or Event of Default that is continuing, (ii) each Loan Party is individually, and the Loan Parties as a whole, are, Solvent, and (iii) all other representations and warranties contained in the Loan Documents (and this Amendment shall constitute a “Loan Document” for all purposes) are true and correct in all material respects (except representations and warranties which are already qualified by a materiality standard, which representations and warranties are true and correct in all respects) on and as of the date hereof and the Third Amendment Effective Date as though made on and as of such date (or to the extent that such representations and warranties relate solely to an earlier date, on and as of such earlier date), (iv) each Loan Party is in good standing under the laws of its jurisdiction of incorporation or organization, as applicable, and is qualified to do business in each other jurisdiction in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, (v) no amendment, modification or other change has been made to (a) the certificate of incorporation, certificate of limited partnership, or comparable organizational document, or (b) the bylaws, regulations, operating agreement or similar governing document of any Loan Party since the Effective Date, and (vi) except as contemplated by this Amendment, no Lender will receive, or have the right to charge or collect, any fee, interest or other amount (beyond the reimbursement of attorneys’ fees and beyond the right to interest under the Credit Agreement as in effect on the Third Amendment Effective Date) as result of its or their consent to this Amendment.

Section 6. Conditions to Effectiveness. The effectiveness of this Amendment is conditioned upon the satisfaction of the following conditions precedent (the date on which the conditions have been satisfied or waived in writing by Administrative Agent being the “Third Amendment Effective Date”), with any documentation set below being in form, substance and results acceptable to Administrative Agent at its sole option. The determination as to whether each condition has been satisfied shall be made by Administrative Agent.

6.1. Each Loan Party and the Required Lenders shall have duly executed and delivered this Amendment;

6.2. Agent shall have received each of the following documents, all of which shall be satisfactory in form and substance to Administrative Agent (which may be consolidated into one certificate):

(a) certificates of incumbency and specimen signatures with respect to each Person authorized to execute and deliver this Amendment and any other Loan Documents executed in connection herewith on behalf of each Loan Party;

(b) a certificate evidencing the existence of and good standing of each Loan Party from the Secretary of State of its jurisdiction of formation or organization and each other jurisdiction in which such Person is qualified to do business or in which the failure of such Person to be so qualified could reasonably be expected to result in a Material Adverse Effect; and

(c) certified copies of all resolutions adopted and actions taken by each Loan Party to authorize the execution, delivery, and performance of this Amendment and any other Loan Documents executed in connection herewith;

6.3. The Borrowers shall have paid, and the Borrowers hereby agree to pay, to Administrative Agent, for the ratable benefit of the Lenders party to this Amendment on the date hereof, a non-refundable, fully-earned amendment fee equal to $312,500 (the “Amendment Fee”), which fee shall be payable in cash to Administrative Agent on the date hereof, and Borrowers shall have paid, and Borrowers hereby agree to pay to Administrative Agent, all expenses (including reasonable attorneys’

fees) owed to or incurred by Agents or Lenders arising in connection with the Loan Documents or this Amendment. All fees, expenses and other amounts payable hereunder shall be non-refundable and fully earned upon Administrative Agent’s receipt of such expenses or amounts (or the making of a Loan for the payment thereof); and

6.4. Administrative Agent shall have received such other documents and instruments as Agent or any Lender party to this Amendment may reasonably request.

The Loan Parties shall be deemed to represent and warrant to Administrative Agent and Lenders that each of the foregoing conditions have been satisfied upon the release of their respective signatures to this Amendment; provided, however, that if the other conditions precedent herein have been satisfied, Administrative Agent shall be irrevocably authorized by each Loan Party and each Lender party to this Amendment to make at Administrative Agent’s election (and without any further deliverables being made to Administrative Agent) a Loan on behalf of Borrowers to pay any fees and expenses contemplated above contemporaneously with the Third Amendment Effective Date. All fees and other amounts payable in connection with this Amendment shall be non-refundable and fully earned upon Administrative Agent’s, or such Lender’s, as applicable, receipt of such fees or amounts (or the making of a Loan for the payment thereof.

Section 7. Miscellaneous.

7.1. Except as expressly provided in this Amendment, (i) the Credit Agreement shall continue in full force and effect, and (ii) the terms and conditions of the Credit Agreement are expressly incorporated herein and ratified and confirmed in all respects. This Amendment is not intended to be or to create, nor shall it be construed as, a novation or an accord and satisfaction. From and after the Third Amendment Effective Date, references to the Credit Agreement in each Loan Document shall be references to the Credit Agreement as amended hereby. The Lenders party hereto hereby direct and instruct Administrative Agent to execute and deliver this Amendment and all documents to be executed in connection herewith, and to induce Administrative Agent to execute and deliver this Amendment and the other applicable documents, each Lender ratifies and confirms its obligations under, and the immunities and exculpatory provisions accruing to each Agent under, the terms of the Credit Agreement and the other Loan Documents and agrees that, as of the date hereof, such obligations, immunities and other provisions are without setoff, counterclaim, defense or recoupment. This Amendment shall constitute a Loan Document.

7.2. Each Loan Party hereby ratifies and confirms the Liens and security interests granted under the Loan Documents and further ratifies and agrees that such Liens and security interests secure all obligations and indebtedness now, hereafter or from time to time made by, owing to or arising in favor of Agents or Lenders pursuant to the Loan Documents (as now, hereafter or from time to time amended).

7.3. This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. Neither this Amendment nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties required to be a party thereto pursuant to the Credit Agreement.

7.4. This Amendment may be executed in any number of counterparts (including by facsimile or as a .pdf attachment), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

7.5. If any term or provision of this Amendment is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment which shall be given effect so far as possible.

7.6. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE CREDIT AGREEMENT AND SHALL BE SUBJECT TO ANY WAIVER OF JURY TRIAL (OR IF APPLICABLE, THE JUDICIAL REFEREE PROVISIONS) AND NOTICE PROVISIONS OF THE CREDIT AGREEMENT.

7.7. This Amendment shall be binding upon and inure to the benefit of each Loan Party, Agents and Lenders and their respective successors and assigns, except that no Loan Party shall have the right to assign any rights thereunder or any interest therein without Administrative Agent’s and the Required Lenders’ prior written consent.

7.8. EACH LOAN PARTY HEREBY ABSOLUTELY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES EACH AGENT AND EACH LENDER, AND ANY AND ALL PARTICIPANTS, PARENTS, SUBSIDIARIES, AFFILIATES, INSURERS, INDEMNITORS, PREDECESSORS, SUCCESSORS AND ASSIGNS THEREOF, IN EACH CASE, IN WHATEVER CAPACITY, TOGETHER WITH ALL OF THE PRESENT AND FORMER DIRECTORS, OFFICERS, ATTORNEYS, AGENTS AND EMPLOYEES OF ANY OF THE FOREGOING, FROM ANY AND ALL CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND, NATURE OR DESCRIPTION, WHETHER ARISING IN LAW OR EQUITY OR UPON CONTRACT OR TORT OR UNDER ANY STATE OR FEDERAL LAW OR OTHERWISE BUT ONLY TO THE EXTENT ARISING UNDER, ON ACCOUNT OF OR IN CONNECTION WITH THE LOANS AND/OR THE LOAN DOCUMENTS, WHICH SUCH LOAN PARTY HAS HAD, NOW HAS OR HAS MADE CLAIM TO HAVE AGAINST ANY SUCH PERSON FOR OR BY REASON OF ANY ACT, OMISSION, MATTER, CAUSE OR THING WHATSOEVER ARISING FROM THE BEGINNING OF TIME TO AND INCLUDING THE THIRD AMENDMENT EFFECTIVE DATE, WHETHER SUCH CLAIMS, DEMANDS AND CAUSES OF ACTION ARE MATURED OR UNMATURED OR KNOWN OR UNKNOWN, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS OR CAUSES OF ACTION ARISING IN WHOLE OR PART FROM THE NEGLIGENCE OR STRICT LIABILITY OF ANY AGENT, ANY LENDER OR ANY OTHER PARTY PURPORTED TO BE RELEASED HEREBY.

The foregoing release shall apply to all unknown or unanticipated results of any events occurring prior to the time this Amendment is signed, as well as those known or anticipated. Each Loan Party, to the extent permitted by law, expressly waives any and all rights under Section 1542 of the Civil Code of the State of California with respect to the claims released herein. Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Loan Party, to the extent permitted by law, expressly waives and relinquishes all rights and benefits afforded by said Section 1542, and any comparable state or federal law. Each Loan Party understands that the facts in respect of which the foregoing release is given may hereafter turn out to be different from the facts now known or believed to be true. Each Loan Party hereby accepts and assumes the risk that those facts may ultimately be found to be different, and agrees that the foregoing Release shall be in all respects effective, and not subject to termination or rescission by virtue of any such factual differences.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

INDEPENDENCE CONTRACT DRILLING, INC., as a Borrower and as Administrative Borrower

By:	/s/ Philip A. Choyce
Name:	Philip A. Choyce
Title:	Senior Vice President & Chief Financial Officer

CIT FINANCE LLC, individually, as Administrative Agent, Collateral Agent, Swingline Lender and Lender

By:	/s/ Stewart McCleod
Name:	Stewart McCleod
Title:	Director

CIT FINANCE LLC, as Issuing Bank

By:	/s/ Stewart McCleod
Name:	Stewart McCleod
Title:	Director

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:	/s/ Adam Brown
Name:	Adam Brown
Title:	Credit Manager

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Dmitriy Barskiy
Name:	Dmitriy Barskiy
Title:	Authorized Signatory

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a Lender

By:		/s/ Roderick L. Roberts
Name:		Roderick L. Roberts
Title:		Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, as a Lender

	By:	Prudential Investment Management, Inc.,
as investment manager

By:		/s/ Roderick L. Roberts
Name:		Roderick L. Roberts
Title:		Vice President

EXHIBIT A TO THIRD AMENDMENT

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

November 5, 2014

among

INDEPENDENCE CONTRACT DRILLING, INC.,

AND CERTAIN OF ITS SUBSIDIARIES PARTY HERETO,

as Borrowers,

EACH OF THE LENDERS PARTY HERETO,

CIT FINANCE LLC,

as Administrative Agent and Collateral Agent,

CIT FINANCE LLC,

as Sole Lead Arranger, Sole Bookrunner and Syndication Agent,

and

CAPITAL ONE BUSINESS CREDIT CORP.,

as Documentation Agent

- i-

- ii-

ANNEXES AND SCHEDULES:

Annex I – Commitment Schedule

Schedule 1.1(a) – [Reserved]

Schedule 1.1(b) – Mortgaged Properties

Schedule 3.05 – Intellectual Property

Schedule 3.09 – Taxes

Schedule 3.12 – Material Agreements

Schedule 3.14 – Capitalization and Subsidiaries

Schedule 3.16 – Security Interest in Collateral

Schedule 3.17 – Labor Matters

Schedule 3.18 – Affiliate Transactions

Schedule 3.19 – [Reserved]

Schedule 3.21 – Properties

Schedule 3.22 – Environmental Matters

Schedule 3.23 – Insurance

Schedule 3.24 – Deposit Accounts

Schedule 3.27 – Rigs

Schedule 5.14 – Post-Closing Obligations

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Base Certificate

Exhibit C – Form of Compliance Certificate

Exhibit D – Form of Guarantee and Collateral Agreement

Exhibit E – Form of Collateral Questionnaire

Exhibit F – Form of Borrowing Request

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 5, 2014 (as it may be amended, restated, or otherwise modified from time to time, this “Agreement”), among INDEPENDENCE CONTRACT DRILLING, INC., a Delaware corporation (“ICD” and also being known as the “Administrative Borrower”), each of ICD’s domestic Subsidiaries identified on the signature pages hereof or hereafter becoming a “Borrower” by joinder hereto (together with the Administrative Borrower, the “Borrowers”), the Lenders party hereto ~~and~~, CIT FINANCE LLC, as Administrative Agent, Collateral Agent and Swingline Lender.

RECITALS:

WHEREAS, capitalized terms used in these Recitals and not defined herein shall have the meanings set forth in Section 1.01 hereof;

WHEREAS, the Borrowers, Administrative Agent, and certain Lenders are parties to that certain Credit Agreement, dated as of May 10, 2013 (as amended prior to the ~~date hereof~~Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Borrowers have requested that the Borrowers and certain Lenders amend and restate the Existing Credit Agreement to, among other things, (i) increase the Commitments and (ii) make such other amendments as set forth herein; and

WHEREAS, it is the intention of the parties hereto that the loans and letters of credit outstanding under the Existing Credit Agreement prior to the Effective Date shall continue and remain outstanding and shall not be repaid on the Effective Date but shall constitute outstanding Loans and Letters of Credit hereunder;

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means CIT Finance LLC, in its capacity as administrative agent for the Lenders hereunder, together with its successors and assigns.

“Administrative Borrower” has the meaning set forth in Section 9.18.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased pursuant to Section 2.01(c) and as reduced from time to time pursuant to the terms hereof, which Aggregate Commitment shall initially be in the amount of $~~155,000,000~~.125,000,000.

“Aggregate Exposure” means, at any time, the aggregate Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the most recent Three-Month LIBO Rate plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Loans, Swingline Loans, Letters of Credit or Protective Advances a percentage determined by dividing such Lender’s Commitment by the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments), (b) with respect the Aggregate Exposure prior to the Maturity Date, a percentage determined by dividing such Lender’s Commitment by the aggregate Commitment of all Lenders, and (c) with respect to the Aggregate Exposure after the Maturity Date, a percentage determined by dividing such Lender’s Exposure by the Aggregate Exposure.

“Applicable Margin” means the following percentages per annum: (a) with respect to ABR Loans, 3.50% and (b) with respect to Eurodollar Loans, 4.50%.

“Applicable Rate” means, for any day, 0.50% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit and that is advised, administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that advises, administers or manages a Lender; and with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Disposition” means the sale, transfer, conveyance or other disposition (including, without limitation, pursuant to any merger, consolidation or sale-leaseback transaction) by any Borrower of any asset or property of any of the Borrowers including, but not limited to, the Capital Stock of any Borrower or any Subsidiary of any Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05(b)), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, a Financial Officer.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitment and (b) the Borrowing Base, in each case minus the Exposure of all Lenders.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of five (5) Business Days prior to the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments then in effect minus the Aggregate Exposure.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of such Lender’s Affiliates: (a) commercial credit cards, purchasing cards or other similar charge cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Blocked Account Agreement” means an agreement, whether designated as a blocked account agreement, deposit account control agreement, lockbox agreement or otherwise, among the Collateral Agent, a depository institution and one or more of the Loan Parties, in form and substance satisfactory to the Collateral Agent, concerning one or more deposit accounts held at such depository institution and any related lockbox or collection P.O. boxes.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” or “Revolving Borrowing” means any of the following: (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) an Overadvance, or (d) a Protective Advance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Net Amount of Borrowers’ Eligible Accounts at such time, plus (b) the product of the then applicable Eligible Completed Drilling Rig Advance Rate times the most recent appraised Forced Liquidation Value of Eligible Completed Drilling Rigs of the Borrowers, minus (c) any Reserves.

“Borrowing Base Certificate” means a certificate, signed by a Financial Officer of the Administrative Borrower, in the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.03, in substantially the form of Exhibit F.

“Business Day” means any day that is not a Saturday, Sunday or other day on which Administrative Agent or commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Unit” means the assets constituting the business or a division or operating unit thereof of any Person.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal or movable property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, shares of capital stock, partnership interests, membership interests, units, beneficial interests (in a trust) or other equivalent evidences of ownership in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Cash Dominion Period” means, the period (a) commencing on the day that (i) an Event of Default occurs, or (ii) Availability is less than the greater of (A) $15,000,000 and (B) fifteen percent (15%) of the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Commitment Amount; and (b) continuing through and ending on the first date after such commencement on which (i) no Event of Default is continuing and (ii) Availability has been greater than the greater of (A) $15,000,000 and (B) fifteen percent (15%) of the lesser of (x) the Borrowing Base and (y) the Aggregate Revolving Commitment Amount for a period of at least ninety (90) consecutive calendar days.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Control” means (a) any Persons or group of Affiliated Persons shall acquire, directly or indirectly, Capital Stock of ICD representing 50% or more of the voting and economic power of ICD, on a fully diluted basis, if such Persons or group of Affiliated Persons did not own and control, directly or directly, Capital Stock of ICD on the Effective Date, (b) any Persons or group of Affiliated Persons shall acquire, directly or indirectly, whether through ownership of Capital Stock, by contract, or otherwise, the power to elect, designate or appoint a majority of the directors to serve on the board of directors of ICD, if such Persons or group of Affiliated Persons did not own and control, directly or directly, Capital Stock of ICD on the Effective Date, or (c) ICD shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances, 100% of the outstanding Capital Stock of each other Loan Party on a fully diluted basis.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charter Document” means as to any Person, its partnership agreement, certificate of incorporation, operating agreement, certificate of formation, membership agreement or similar constitutive document or agreement, its by-laws, and all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Capital Stock and all other arrangements relating to the Control of such Person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all “Collateral” or “Mortgaged Property” as defined in any Collateral Document, whether such “Collateral” or “Mortgaged Property” is now existing or hereafter acquired.

“Collateral Access Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agent” means CIT Finance LLC, in its capacity as collateral agent for the Secured Parties hereunder and under the Collateral Documents, together with its successors and assigns, including any successor Collateral Agent appointed pursuant to Section 8.09.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and any other security documents delivered pursuant to this Agreement or any of the other Loan Documents to secure payment of the Obligations.

“Collateral Questionnaire” means a certificate substantially in the form of Exhibit E, completed and supplemented with the schedules and attachments contemplated thereby.

“Collection Account” has the meaning assigned to such term in Section 5.12(a).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit, Protective Advances and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.01(c) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.5. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The ~~initial~~ aggregate amount of the Lenders’ Commitments ~~is $155,000,000.~~as of the Third Amendment Effective Date is $125,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such on Annex I.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(d).

“Control” means the possession, directly or indirectly, of the power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of a Person or (ii) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means that certain Copyright Security Agreement dated as of the Original Closing Date by and among the Loan Parties party thereto and the Collateral Agent.

“Decommissioned Rig” means a Rig, whether or not operable, which the Borrowers have completely and permanently ceased operating, maintaining and marketing.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Applicable Percentage of the aggregate outstanding principal amount of all Loans, over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender” means any Lender that has at any time after the Effective Date (a) defaulted in its obligation under this Agreement to make a Loan or to fund its participation in any Letter of Credit or Swingline Loan required to be made or funded by it hereunder within three Business Days of the date when due (unless such failure is the subject of a good faith dispute), (b) failed to pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due (unless such failure is the subject of a good faith dispute), (c) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, unless such Lender has delivered a subsequent written statement to the Administrative Agent ratifying and confirming its funding obligations under this Agreement, (d) failed within three (3) Business Days after the request of the Administrative Agent to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, unless such Lender has delivered a subsequent written statement to the Administrative Agent ratifying and confirming its funding obligations under this Agreement, (e) (i) been (or has a parent company that has been) determined by any Governmental Authority having regulatory authority over such Person or its assets to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, or (ii) become (or has a parent company that has become) the subject of a bankruptcy or insolvency proceeding under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, unless in the case of any Lender subject to this clause (e), the Borrowers, Administrative Agent, Issuing Bank and Swingline Lender shall each have determined that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (f) constitutes a Restricted Person.

“Departing Lender” has the meaning assigned to such term in Section 2.19(b).

“Document” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Documentation Agent” means Capital One Business Credit Corp., in its capacity as documentation agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Rig” means any Rig owned by any Borrower which is located in the 48 contiguous states of the United States of America.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in the determination of Net Income for such period, (i) Interest Expense, (ii) income tax expense net of tax refunds, (iii) depreciation and amortization expense, (iv) any non-cash charges, including, any losses attributable to the write-down of assets or impairment of assets or intangibles (i.e., goodwill) and amortization of financing costs, (v) any non-recurring losses attributable to Asset Dispositions, including, without limitation, dispositions of Business Units or Subsidiaries, outside the ordinary course of business, (vi) losses attributable to extra-ordinary items, (vii) any losses arising from the sale or disposition of any capital assets, ~~and~~ (viii) non-cash income reduction adjustments derived from or related to changes in worker’s compensation reserves, general liability reserves, deferred compensation, Capital Stock-based compensation, retirement expenses, straight line rent accrual, derivative liability with respect to Capital Stock consisting of warrants, swap losses and changes in FAS106/158 related to income~~,~~ and (ix) with respect to any period occurring in the Fiscal Year ending December 31, 2016, Unabsorbed Manufacturing Costs expensed during such period not to exceed $500,000 in any Fiscal Quarter and $2,000,000 in the aggregate for the Fiscal Year ending December 31, 2016, minus (b) without duplication and to the extent included in determining Net Income for such period, the sum of (i) any gains attributable to extraordinary items, (ii) any gains attributable to the sale or disposition of any capital assets, (iii) tax benefits, (iv) non-cash income increase adjustments derived from or related to changes in worker’s compensation reserves, general liability reserves, deferred compensation, Capital Stock-based compensation, retirement expenses, straight line rent accrual, derivative liability with respect to Capital Stock consisting of warrants, swap gains and changes in FAS106/158 related to income, and write-up of assets or intangibles (i.e., negative goodwill), (v) any non-recurring gains attributable to Asset Dispositions, including, without limitation, dispositions of Business Units or Subsidiaries, outside the ordinary course of business, and (vi) non-cash interest income, in each case on a consolidated basis for Borrowers and their Subsidiaries for such period. For this purpose, a “non-cash charge” and a “non-cash income reduction adjustment” are those which involve no cash expenditure in the relevant period and a “non-cash gain” and a “non-cash income increase adjustment” are those which involve no cash receipt in the relevant period.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Effective Date” means ~~the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.03).~~November 5, 2014.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, E-System or any other equivalent electronic service, whether owned, operated or hosted by an Agent, any of an Agent’s Related Parties or any other Person.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-Systems” means any electronic system, including IntralinksTM and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Parties or any other Person, providing for access to data protected by pass codes or other security system.

“Eligible Accounts” means, at any time, the Accounts of any Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans and Swingline Loans and the issuance of Letters of Credit hereunder, based on such considerations as the Administrative Agent in its Permitted Discretion may from time to time deem appropriate. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent or (ii) a Permitted Encumbrance which is subordinate and junior to the Lien in favor of the Collateral Agent;

(c) with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) if more than 50% of the Accounts owing from an Account Debtor obligated on such Account (or an Affiliate thereof) are ineligible hereunder;

(e) to the extent the inclusion of such Account as an Eligible Account would cause the aggregate amount of Accounts owing from any Account Debtor to the Borrowers, together with the Accounts owing from such Account Debtor’s Affiliates to the Borrowers, to exceed the percentage as determined by the Administrative Agent from time to time in its Permitted Discretion (provided that such percentage shall in no event exceed 35%) of the aggregate Eligible Accounts;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or in any other Loan Document has been breached, is inaccurate or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in a Borrower’s Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Administrative Agent, which has been sent to the Account Debtor, (iii) represents a progress billing or a retainage, (iv) is contingent upon any Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, pre-billed, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis or (vi) arises from a transaction involving the lease of, the sublease of, or the grant of a right to use, by a Borrower to the Account Debtor obligated on such Account, any equipment that is leased by a Borrower (or the predecessor in interest to a Borrower) or that is subject to a UCC Financing Statement filed against a Borrower (or the predecessor in interest to a Borrower) (other than a UCC Financing Statement filed in favor of the Collateral Agent);

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by Borrowers;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which (i) has applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, trustee or liquidator, (iii) has filed, or has had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) to the knowledge of any Borrower, has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) is not or has ceased to be Solvent, or (vi) has suspended or ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office and all but an immaterial portion of its assets in the U.S. or (ii) is not organized under applicable law of the U.S. or any state of the U.S. unless, in either case, such Account is backed by a letter of credit or other credit support acceptable to the Administrative Agent and which is in the possession of the Administrative Agent;

(m) which is owed in any currency other than Dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America, unless such Account is backed by a letter of credit acceptable to the Administrative Agent and which is in the possession of the Administrative Agent, or (ii) the government of the U.S. or any other Governmental Authority, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect and ensure the first priority of the Lien of the Collateral Agent in such Account, have been complied with to the Administrative Agent’s satisfaction;

(o) which arises out of a sale to, or is owed by, any Affiliate of a Loan Party or any employee, director, officer or agent of a Loan Party or an Affiliate of a Loan Party;

(p) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent of which the Administrative Borrower has been previously notified, to the extent of such excess;

(q) which is owed by an Account Debtor which is, or any Affiliate of such Account Debtor is, (i) the holder of Indebtedness issued or incurred by any Loan Party, but only to the extent of such Indebtedness, or (ii) any Loan Party’s creditor or supplier to the extent that it has the right to offset, deduct or assert counterclaims with respect to such Account, or such Account Debtor or such Affiliate has disputed liability with respect to such Account, or such Account Debtor or such Affiliate has made any claim with respect to any other Account due from such Account Debtor to any Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless the Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account;

(s) which is evidenced by any promissory note, chattel paper, or instrument or has been reduced to judgment;

(t) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction or the right to collect accounts receivable, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrowers have so qualified, filed such reports or forms, or taken such actions for the then current year (and, in each case, paid any required fees or other charges), except to the extent Borrowers may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts and the right to collect accounts receivable, without incurring any cost or penalty viewed by the Administrative Agent in its Permitted Discretion to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(u) if the goods or services giving rise to such Account have not been accepted by the Account Debtor obligated thereon or, with respect to a sales transaction, the Account otherwise does not represent a final sale;

(v) with respect to which any Borrower has made any agreement with the Account Debtor obligated on such Account for any reduction thereof or deduction therefrom (but only to the extent of such reduction or deduction), except for any discounts or adjustments given in the Borrowers’ Ordinary Course of Business and which discounts or adjustments are reflected in the calculation of the face value of each invoice related to such Account;

(w) with respect to which any Borrower has made an agreement with the Account Debtor obligated on such Account to extend the time of payment thereof beyond payment and due dates provided in clause (c) above;

(x) if the Account Debtor obligated on such Account has made a partial payment with respect to such Account not in the Ordinary Course of Business of the Borrowers or such Account Debtor;

(y) that constitutes “Unbilled WIP” as defined in the GES Settlement Agreement, arises from an invoice listed or described on Attachment IV to the GES Settlement Agreement, or is otherwise subject to the collection and allocation arrangement contemplated by the GES Settlement Agreement; or

(z) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Assignee” means a Person that is (a) a Lender or a United States-based Affiliate of a Lender; (b) an Approved Fund; (c) any other financial institution approved by the Administrative Agent in its Permitted Discretion and the Administrative Borrower (which approval by the Administrative Borrower shall not be unreasonably withheld, conditioned or delayed, provided that the Administrative Borrower shall be deemed to have approved such financial institution if the Administrative Agent has not received an objection thereto in writing within five (5) Business Days after the request for such approval), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under any applicable law; or (d) during any Event of Default, any Person acceptable to the Administrative Agent in its Permitted Discretion. Notwithstanding the foregoing, absent the approval of the Administrative Agent at its sole option, in no event shall any Borrower, any holder (or agent for such holder) of any Indebtedness secured by a Lien contractually subordinated to the Collateral Agent’s Lien or any of their respective Subsidiaries or Affiliates constitute an Eligible Assignee (each a “Restricted Person”).

“Eligible Completed Drilling Rigs” means, at any time, the Rig Fleet Equipment owned by any Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Loans and Swingline Loans and the issuance of Letters of Credit hereunder, based on such considerations as the Administrative Agent may from time to time in its Permitted Discretion deem appropriate. Without limiting the Administrative Agent’s discretion provided herein, Eligible Completed Drilling Rigs shall not include any Rig Fleet Equipment:

(a) if one of the Borrowers does not have good title to such Rig Fleet Equipment or if the Borrower having title to such Rig Fleet Equipment does not have the right to subject such Rig Fleet Equipment to a Lien in favor of the Collateral Agent;

(b) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(c) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Permitted Encumbrance which is subordinate and junior to the Lien in favor of the Collateral Agent;

(d) which consists of a partial Rig or components or materials consisting of a Rig under construction, or if such Rig Fleet Equipment does not otherwise constitute a fully constructed, functional and operable Rig;

(e) which consists of Rig Accessories that are not connected or affixed to a Rig unless such Rig Accessories are otherwise included in the FLV Appraisal and are also agreed to be deemed eligible under this clause by the Administrative Agent at its sole option;

(f) which is a vehicle or other rolling stock;

(g) if applicable, unless the full purchase price for such Rig Fleet Equipment (including all components thereof) has been paid by a Borrower and a true, correct and complete copy of the bill of sale for such purchase has been delivered to the Administrative Agent;

(h) which does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such property or the use or sale thereof;

(i) which does not constitute a Domestic Rig or is located at a location that is not otherwise in compliance with this Agreement;

(j) which is situated at a location not owned by one of the Borrowers, unless (i) the owner or occupier (by way of a mineral lease or otherwise) of such location (A) has executed in favor of the Administrative Agent a Collateral Access Agreement or (B) is a customer and has entered into a contract with the Borrowers in the Ordinary Course of Business, with the form and substance of such contract not being materially adverse to the interests of any Agent or Lender, or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Permitted Discretion;

(k) which is covered by a negotiable document of title;

(l) which is not covered by insurance to the extent required under this Agreement and the other Loan Documents;

(m) which is a Stacked Rig, a Newly Acquired/Completed Rig or a Decommissioned Rig;

(n) which, as of the date of determination, constitutes a fully constructed and operable Rig that has not at any time actually commenced the drilling of a well under a daywork drilling contract (unless such Rig has not commenced drilling because the applicable customer party to such daywork drilling contract is paying Borrower a standby rate in an amount that reasonably approximates the expected margin Borrowers would earn under a market-rate daywork drilling contract as confirmed pursuant to documentation acceptable to Agent);

(o) which has at any time been deployed under a daywork drilling contract but, during the ninety (90) consecutive day period immediately preceding the date of determination has not been deployed under such a contract (unless such Rig has not been deployed because the applicable customer party to such daywork drilling contract is paying Borrower a standby rate in an amount that reasonably approximates the expected margin Borrowers would earn under a market-rate daywork drilling contract, as confirmed pursuant to documentation acceptable to Agent) and (i) has not been under repair or upgrade during such period or (ii) is not subject to a contract providing for its deployment during the ninety (90) day period immediately following the date of determination;

(p) which is not operable or otherwise in good working condition (ordinary wear and tear excepted);

(q) which is not used or held for use by the Borrowers in the Ordinary Course of Business of the Borrowers;

(r) which is subject to any agreement that limits, conditions or restricts the Administrative Agent’s right to sell, transport or otherwise dispose of such Rig Fleet Equipment, unless the Administrative Agent is a party to such agreement; or

(s) which constitutes “fixtures” under the applicable laws of the jurisdiction in which such Rig Fleet Equipment is located.

In the event that any Rig Fleet Equipment which was previously an Eligible Completed Drilling Rig (or a component thereof) ceases to be an Eligible Completed Drilling Rig (or a component thereof) hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Completed Drilling Rig Advance Rate” means (i) from the Effective Date through November 5, 2015, 75%, and (ii) for each period after November 5, 2015, the correlative percentage indicated below:

Period	Eligible Completed Drilling Rig Advance Rate
November 5, 2015 through December 31, 2015	73.75%
January 1, 2016 through March 31, 2016	72.50%
April 1, 2016 through June 30, 2016	71.25%
July 1, 2016 through September 30, 2016	70.00%
October 1, 2016 through December 31, 2016	68.75%
January 1, 2017 through March 31, 2017	67.50%
April 1, 2017 through June 30, 2017	66.25%
July 1, 2017 through September 30, 2017	65.00%
October 1, 2017 through December 31, 2017	63.75%
January 1, 2018 through March 31, 2018	62.50%
April 1, 2018 through June 30, 2018	61.25%
July 1, 2018 through September 30, 2018	60.00%
October 1, 2018 through the Maturity Date	58.75%

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the pollution or protection of the environment or the preservation or reclamation of natural resources, including those relating to the management, release or threatened release of any Hazardous Material, or to employee health and safety matters.

“Environmental Liabilities” means all liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release or resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party, whether on, prior to or after the ~~date hereof~~Effective Date.

“Equipment” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who, together with the Borrowers, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 9.03 hereof.

“Excess Availability” means, as of any date of determination, the amount equal to Availability as of such date minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries which remain unpaid more than ninety (90) days after the initial due dates thereof.

“Excluded Account” means any deposit account that is (i) used solely for payment of payroll, bonuses, benefits, other compensation and related expenses or (ii) a petty cash account opened in the Ordinary Course of Business, provided that (x) the aggregate balance on deposit at any time in all Excluded Accounts set forth in clause (i) of this definition shall not exceed 105%

of the amount to be applied for the pay period next ending and (y) the daily average balance on deposit at any time in any Excluded Account set forth in clause (ii) of this definition shall not exceed $2,500.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Documents to which such Loan Party is party with respect to, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes unlawful under the Commodity Exchange Act or any rule or regulation promulgated thereunder (or the application or official interpretation of any provision thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any such Loan Document becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means, with respect to any Person, (a) income or franchise taxes imposed on or measured by such Person’s net income by the jurisdiction under the laws of which such Person is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any other jurisdiction and (c) any United States withholding tax imposed with respect to amounts payable to a Non-U.S. Lender to the extent that such withholding tax is in effect and is applicable to such Non-U.S. Lender (after giving effect to any treaty or other applicable basis for reduction or exemption) on the date of this Agreement (or designates a new lending office) provided, that clause (c) above shall not include amounts that arise (i) as a result of an assignment or the designation of a new lending office made at the request of the Administrative Borrower under Section 2.19(b), or (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans plus (b) an amount equal to its Applicable Percentage of the sum of (i) the aggregate principal amount of all Protective Advances and Swingline Loans outstanding at such time, plus (ii) the aggregate amount of Letter of Credit Obligations outstanding at such time.

“Extraordinary Receipts” means any Net Cash Proceeds, received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.11(b)(ii), (iii) or (iv) hereof), including, without limitation, (i) foreign, federal, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment, net working capital or similar adjustment received in connection with any purchase agreement, merger agreement, contribution agreement or similar agreement.

“Facility Increase” has the meaning assigned to such term in Section 2.01(c).

“Facility Increase Date” has the meaning assigned to such term in Section 2.01(c).

“Fair Market Value” means, with respect to real or immovable property of any Person, the fair market value thereof as determined in the most recent appraisal received by the Administrative Agent in accordance with the terms hereof, which appraisal shall be performed in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (as of the Effective Date) and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions), provided, however, FATCA shall also include any amendments to Section 1471 through 1474 of the Code if, as amended, FATCA provides a commercially reasonable mechanism to avoid the Tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

~~“FCCR Test Period” means the period commencing on the first day of the calendar month most recently ending prior to the day on which Excess Availability is less than 15% of the aggregate Commitments at any time and continuing until Excess Availability has exceeded 20% of the aggregate Commitments for each of the most recently preceding sixty (60) consecutive days.~~

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System ~~arranged by Federal funds brokers~~ on such date, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter between Administrative Borrower and the Administrative Agent dated as of September 20, 2014, as it may be amended or restated from time to time.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fiscal Quarter” means a fiscal quarter of the Borrowers and their Subsidiaries ending on the last day of the calendar months of March, June, September and December of each calendar year.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on December 31st of each calendar year.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each calendar month for the most-recently ended twelve calendar month period, of (a) EBITDA for such twelve calendar month period (or other specified period), minus the sum of (x) Maintenance Capital Expenditures made during such twelve calendar months ~~minus~~plus (y) Unfinanced Capital Expenditures made by Borrowers during such period, to (b) Fixed Charges for such twelve calendar month period, all calculated for the Borrowers and their Subsidiaries on a consolidated basis. Notwithstanding the foregoing, for ~~the~~ purposes of calculating the Fixed Charge Coverage Ratio ~~during~~for any ~~FCCR Test Period~~measurement period, such calculation shall ~~only~~ include Unfinanced Capital Expenditures made ~~after the first day of such FCCR Test Period.~~by Borrowers during such period only to the extent such expenditures were made on or after November 1, 2015.

“Fixed Charges” means, with reference to any period, without duplication, (i) cash Interest Expense for such period, plus (ii) scheduled principal payments on Indebtedness required to be made during such period, plus (iii) expense for taxes paid in cash during such period, plus (iv) dividends, distributions and other Restricted Payments paid in cash during such period, plus (v) Capital Lease Obligation payments during such period, all calculated for the Borrowers and their Subsidiaries on a consolidated basis.

“FLV Appraisal” means an appraisal of the net forced liquidation value of all of the Borrowers’ Rig Fleet Equipment by Hadco International, Inc., or another firm acceptable to the Administrative Agent in its Permitted Discretion, the form, scope and results of which shall be satisfactory to the Administrative Agent in its sole discretion.

“Forced Liquidation Value” means, with respect to any of the Borrowers’ Rig Fleet Equipment, as of any date, the sum of (i) the cash amount estimated to be recoverable in a forced liquidation sale of such Rig Fleet Equipment, net of all associated costs and expenses of such sale, as determined by reference to the most recent appraisal obtained by the Administrative Agent with respect to such Rig Fleet Equipment (for the avoidance of doubt, if values for particular items of Rig Fleet Equipment are not specifically itemized, then such values shall be as determined by the Administrative Agent by reference to such appraisal) minus (ii) the net forced liquidation value reflected in such appraisal for any of such Rig Fleet Equipment sold or otherwise disposed of since the date of such appraisal (for the avoidance of doubt, if values for particular items of Rig Fleet Equipment are not specifically itemized, then such values shall be as determined by the Administrative Agent by reference to such appraisal).

“Funding Accounts” has the meaning assigned to such term in Section 4.01(c).

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“GES” means Global Energy Services Operating, LLC.

“GES Settlement Agreement” means that certain Settlement Agreement and Release, dated January 31, 2013, between GES and ICD.

“GES Warrant” means the warrant held by GES or its successors or assigns to purchase 2,198,000 shares of Capital Stock of ICD.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Original Closing Date executed by the Loan Parties for the benefit of the Collateral Agent and the Secured Parties in substantially the form of Exhibit D.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“ICD” has the meaning assigned to such term in the preamble to this Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not overdue by more than 60 days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) obligations under any liquidated earn-out, (k) all Swap Obligations (and the amount of Indebtedness under any Swap Obligation shall be deemed the Net Mark-to-Market Exposure thereunder) and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Interest Election Request” means a request by the Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, the interest expense (net of interest income) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each calendar month and the Maturity Date (or, with respect to any ABR Loan that is a Swingline Loan, such earlier day as may be required pursuant hereto), and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Eurodollar Borrowing of which such Loan is a part, and in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Issuing Bank” has the meaning set forth in Section 2.06(a)(i).

“Lead Arranger” means CIT Finance LLC, in its capacity as sole lead arranger and bookrunner.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Issuing Bank.

“Letter of Credit” means standby letters of credit issued for the account of a Borrower by any Issuing Bank for which Administrative Agent and Lenders have incurred Letter of Credit Obligations. Each “Letter of Credit” issued under the Existing Credit Agreement shall be deemed issued hereunder as of the Effective Date.

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.06(d).

“Letter of Credit Guaranty” has the meaning assigned to such term in Section 2.06(a).

“Letter of Credit Obligations” means all outstanding obligations incurred by Administrative Agent and Lenders at the request of any Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by any Issuing Bank or the purchase of a participation as set forth in Section 2.06 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent or Lenders in respect of all outstanding Letter of Credit and, without duplication, Letter of Credit Guarantees plus all unreimbursed amounts with respect to drawings thereon.

“Letter of Credit Sublimit” has the meaning assigned to such term in Section 2.06(a).

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Net Funded Debt as of such date, divided by (ii) EBITDA for the trailing twelve month period ending on such date; provided that, with respect to any measurement period ending on or before March 31, 2016, EBITDA shall be calculated for the most recently ended six (6) month period and then multiplied by 2.

Notwithstanding the foregoing, with respect to any date of determination of the Leverage Ratio occurring on or before March 31, 2016, if a Rig that at one time constituted an Eligible Completed Drilling becomes classified as a Decommissioned Rig during the measurement period ending on such date, then with respect to such measurement period, (i) EBITDA for such period shall be calculated on a pro forma basis by subtracting therefrom the amount of gross margin attributable to such Decommissioned Rig, if any, for such period and (ii) Net Funded Debt for such period shall be calculated by subtracting the amount of insurance payments, if any, reasonably expected to be received by Borrowers within the 180 day period following such date on account of any damage to or destruction of such Decommissioned Rig.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period,

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate benchmark rate which is calculated and distributed daily by the Ice Benchmark Administration Data Service (“ICE”) (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which is calculated and distributed daily by ICE (or any successor thereto) as an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Administrative Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” means the loans and advances made by the Administrative Agent or Lenders pursuant to Article II of this Agreement, including Swingline Loans, Overadvance Loans and Protective Advances. The Loans shall include the outstanding principal balance of all “Loans” under the Existing Credit Agreement as of the Effective Date, and the Loan Parties acknowledge and agree that such outstanding principal balance equals $0.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Fee Letter,

the Third Amendment, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, Collateral Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. The Loan Documents shall include each “Loan Document” as defined under the Existing Credit Agreement, unless such “Loan Document” shall have been specifically superseded by the terms of a Loan Document delivered pursuant to this Agreement.

“Loan Parties” means each of the Borrowers, each Subsidiary party to the Guarantee and Collateral Agreement, and each Subsidiary made a party hereto pursuant to Section 5.11.

“Maintenance Capital Expenditures” mean Capital Expenditures made by the Borrowers and their Subsidiaries to maintain their respective operations at current levels or to extend the useful life of existing fixed assets.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries taken as a whole or ICD, individually, (b) the ability of any Loan Party to fully and timely perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Collateral Agent or the Lenders under any Loan Document.

“Material Agreement” the meaning assigned to such term in Section 3.12.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrowers or any of their Subsidiaries in respect of any Swap Agreement at any time shall be the Net Mark-to-Market Exposure that the Borrowers or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means November 5, 2018, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Service, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.

“Mortgaged Properties” means the real or immovable property listed on Schedule 1.1(b).

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, on real or immovable property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate contributes or has any actual or contingent liability.

“NAIC” means The National Association of Insurance Commissioners and any office thereof (including the Securities Valuation Office) and any successor thereto.

“Net Amount” means, with respect to any Account, the face amount of such Account on the date of determination less any and all returns, rebates, discounts (which may, at the Administrative Agent’s option, be calculated on shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) at any time issued, owing, claimed by any Account Debtor, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Account at such date.

“Net Cash Proceeds” means, if in connection with (a) an asset disposition, cash proceeds net of (i) commissions, brokers’ fees, legal, accounting and professionals’ fees and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid in connection therewith, (iii) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) cash taxes paid in connection therewith, (b) the issuance or incurrence of Indebtedness, cash proceeds net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith, (c) an equity issuance, cash proceeds net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith or (d) Extraordinary Receipts, cash proceeds received net of (i) expenses related thereto payable by such Loan Party in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes paid and (iii) cash taxes paid in connection therewith. In the case of clause (a) above, Net Cash Proceeds shall exclude any non-cash proceeds received from any sale or other disposition of assets, but shall include such proceeds when and as converted by any Loan Party to cash or other immediately available funds.

“Net Funded Debt” means, as of any date of determination, (a) without duplication, all Indebtedness of Borrowers and their respective Subsidiaries on a consolidated basis for borrowed money evidenced by notes, bonds, debentures, or similar instruments and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, the Obligations and Indebtedness consisting of guaranties of Indebtedness of the type described in this clause (a) owing by Persons other than the Borrowers and/or their Subsidiaries, minus (b) the lesser of Unrestricted Cash or $10,000,000.

“Net Income” means, with reference to any period, the net income (or loss) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

“Net Mark-to-Market Exposure” means, with respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreement transactions. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming the Swap Agreement transactions were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement transactions as of the date of determination (assuming such Swap Agreement transactions were to be terminated as of that date).

“Newly Acquired/Completed Rig” means a Rig that any Borrower acquired or completed after the date of the most recent FLV Appraisal of Borrowers’ Rigs, that such Borrower still owns and that otherwise constitutes an Eligible Completed Drilling Rig but for such Rig not being included in the most recent FLV Appraisal of Borrowers’ Rigs.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.03(e).

“Non-U.S. Lender” means a Lender or a Participant that is (x) organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia or (y) organized under the laws of the United States of America, any State thereof, or the District of Columbia and whose separate existence from a Person that is not treated as a “United States person” for purposes of Section 7701(a)(30) of the Code is disregarded for federal income tax purposes under Treasury Regulations Section 301.7701-3 or any similar provision.

“Non-U.S. Plan” means any pension, retirement, superannuation or similar policy or arrangement sponsored, maintained or contributed to by any Borrower in a jurisdiction other than the United States of America.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Obligations” means: (a) all unpaid principal of and accrued and unpaid interest on the Loans (including interest that accrues or that would accrue but for the filing of a bankruptcy case or similar proceeding by a Loan Party, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding, and other obligations accruing or arising after commencement of any case under any bankruptcy or similar laws by or against any Loan Party (or that would accrue or arise but for the commencement of any such case)); (b) all Letter of Credit Obligations; (c) the Borrowers’ liabilities to the Administrative Agent under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Administrative Agent, on behalf of the Lenders, may make or issue to others for the account of any Borrower, including any accommodations extended by the Administrative Agent with respect to applications for Letters of Credit, the Administrative Agent’s acceptance of drafts or the Administrative Agent’s endorsement of notes or other instruments for any Borrower’s account and benefit; and (d) and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Collateral Agent or any indemnified party arising under the Loan Documents. Obligations shall also include all Banking Services Obligations and all Swap Obligations owed by a Loan Party to one or more Lenders or their respective Affiliates (or to an entity that was a Lender or Affiliate of a Lender at the time such arrangement was consummated), provided that, unless otherwise agreed by Administrative Agent at its sole option, no Banking Service Obligation or Swap Obligation shall constitute an “Obligation” unless within a reasonable time after such Banking Service arrangement is implemented or Swap Agreement is executed, the Lender or Affiliate of a Lender party thereto shall have delivered (i) written notice to the Administrative Agent stating (x) that such a transaction has been entered into and constitutes an Obligation entitled to the benefits of the Collateral Documents and (y) the maximum dollar amount of the Borrowers’ obligations thereunder (which amount may be included as a Reserve hereunder) and (ii) in the case of any Banking Service Obligation or Swap Obligation provided by an Affiliate of a Lender, such Lender Affiliate’s written designation of the Collateral Agent as its agent for purposes of the Collateral Documents and acknowledgment of the terms set forth in Article VIII hereof. Notwithstanding anything to the contrary, the term Obligations shall not include, with respect to any Loan Party, any Excluded Swap Obligation of such Loan Party.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Operating Account” means the operating account of ICD held at Compass Bank, or at such other depository institution as the Collateral Agent may consent to from time to time.

“Original Closing Date” means May 10, 2013.

“Ordinary Course of Business” or “ordinary course of business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but, for the avoidance of doubt, not including any income or withholding taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” has the meaning assigned to such term in Section 2.01(b).

“Overadvance Loan” means an ABR Borrowing made when an Overadvance exists or is caused by the funding thereof.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c)(ii).

“Patent Security Agreement” means that certain Patent Security Agreement dated as of the Original Closing Date by and among the Loan Parties party thereto and the Collateral Agent.

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” has the meaning assigned to such term in Section 5.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other agreement, document, undertaking, lease, indenture, mortgage, deed of trust or other instrument with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means an Acquisition (as defined below) in which each of the following conditions is satisfied:

(a) the Fixed Charge Coverage Ratio, as of the last day of the calendar month ended immediately prior to the date of consummation of such Acquisition and after giving pro forma effect to such Acquisition, is at least 1.20 to 1.00;

(b) the average daily Availability for the immediately preceding ninety (90) day period is not less than $15,000,000, and after giving effect to such Acquisition, the Borrowers shall have a minimum pro forma Availability as of the date of consummation of such Acquisition (after giving effect to the funding of all Loans and the issuance of all Letters of Credit to be funded or issued as of such date) of not less than $15,000,000;

(c) the Administrative Borrower has delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a

Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.11 as of the most recent fiscal period for which the Borrowers have delivered financial statements pursuant to Section 5.01(a) or Section 5.01(c), as applicable;

(d) the Total Consideration paid by any Loan Party or any Subsidiary thereof for all Acquisitions occurring in any Fiscal Year shall not exceed $10,000,000 and in the aggregate shall not exceed $25,000,000;

(e) the maximum earnout obligation that may be paid under any circumstance may not exceed 25% of the Total Consideration for any particular Acquisition;

(f) the business and assets acquired by a Loan Party in such Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(g) the Administrative Borrower shall have delivered to the Administrative Agent historical financial information (including income statements, balance sheets and cash flows) covering at least the three (3) most recently ended fiscal years for which financial statements have been prepared for the Persons, division or line of business to be so acquired prior to the effective date of the acquisition or the entire financial history for such Persons, division or line of business to be so acquired, whichever period is shorter, together with such other financial information as the Administrative Agent may request, including a quality of earnings report, in form and results acceptable to Administrative Agent, with respect to each Person or any division or line of business being acquired in connection with any proposed acquisition;

(h) the Administrative Borrower and other applicable Loan Parties shall have delivered to the Administrative Agent a collateral assignment of agreement with respect to the purchase agreement governing the Acquisition;

(i) the Borrowers shall have obtained the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person being acquired or whose assets are being acquired;

(j) the business, property and assets acquired (or the business, property and assets of the Person acquired) in such Acquisition is used or useful in the same line of business as the Borrowers and their Subsidiaries were engaged in on the Effective Date;

(k) all governmental and material third-party approvals necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(l) if acquiring a Person, such Person becomes a wholly owned Subsidiary of a Borrower and a Loan Party;

(m) the Administrative Agent shall be reasonably satisfied with the form and substance of the purchase or acquisition agreement executed in connection with such Acquisition and with all other material agreements, instruments and documents implementing such Acquisition or executed in connection therewith and such Acquisition shall be consummated in accordance with the terms of such documents and in compliance with applicable law and regulatory approvals;

(n) no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties contained in this Agreement shall be true and correct in all material respects on the date of the consummation of such Acquisition; and

(o) on or before the date of consummation of such Acquisition, the Administrative Agent shall have received (a) all documents required by the provisions of Section 5.11 with respect to any Person purchased or formed in connection with such Acquisition and which will become a Subsidiary of a Borrower and (b) if requested by the Administrative Agent, a certificate executed by an Authorized Officer of the Administrative Borrower certifying to the Administrative Agents and the Lenders as to the matters set forth in the foregoing clauses (a) through (o).

For purposes of this definition, “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the applicable Borrower or the Subsidiary is the surviving entity.

Notwithstanding the foregoing and the definition of Borrowing Base, no Accounts, Inventory, real estate or equipment, as applicable, acquired in an Acquisition permitted hereunder shall be included in the Borrowing Base unless the Administrative Agent, in its Permitted Discretion, determines that such Accounts, Inventory, real estate or equipment, as applicable, conform to standards of eligibility established in accordance with this Agreement through completion of such audits, evaluations and appraisals of such Accounts, Inventory, real estate or equipment as the Administrative Agent shall reasonably require (which appraisals, evaluations and audits shall be conducted at the expense of the Borrowers and in form, scope and substance reasonably acceptable to the Administrative Agent in its Permitted Discretion).

“Permitted Discretion” means a determination made by an Agent in the exercise of its reasonable judgment (from the perspective of a secured asset-based lender), exercised in good faith, based upon its consideration of any factor that (a) would reasonably be expected to materially adversely affect the quantity, quality, mix or value of any material portion of the Collateral, the enforceability or priority of the Collateral Agent’s Liens with respect to any material portion of the Collateral, or the amount that the Agents and Lenders could receive in liquidation of any material portion of the Collateral; (b) indicates that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any proceeding under debtor relief laws involving any Loan Party; or (d) creates or would reasonably be expected to result in a Default or Event of Default. In exercising such judgment, an Agent may consider any factors that would materially increase the credit risk of lending to Borrowers on the security of the Collateral.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04 other than those arising pursuant to ERISA;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Borrower or any Subsidiary;

(g) Liens in favor of the Collateral Agent granted pursuant to any Loan Document;

(h) the filing of financing statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods;

(i) leases or subleases of assets or properties of a Loan Party, in each case entered into in the ordinary course of such Loan Party’s business and not prohibited by this Agreement or any other Loan Document so long as such leases do not, individually or in the aggregate (i) interfere in any material respect with the ordinary conduct or business of such Loan Party and (ii) materially impair the use or the value of the property or assets subject thereto;

(j) Liens on assets acquired in a Permitted Acquisition securing Indebtedness permitted under Section 6.01(f), provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of such Loan Party other than the specific assets so acquired;

(k) any Lien on any property or asset of any Loan Party or its Subsidiaries existing on the ~~date hereof~~Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party and (ii) such Lien shall secure only those obligations which it secures on the ~~date hereof~~Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(l) Liens securing Indebtedness incurred pursuant to Section 6.01(e) to finance or refinance a Rig or the acquisition, construction or improvement of other fixed or capital assets; provided that such security interests shall not apply to any property or assets of such Loan Party or its Subsidiaries other than the assets (and related proceeds) financed by such Indebtedness;

(m) Liens solely on proceeds of insurance payable by any Person providing such insurance to any Loan Party, to secure Indebtedness owed to such Person permitted under Section 6.01(k); provided that the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(n) (i) the rights of GES to acquire Capital Stock of ICD pursuant to the GES Warrant and (ii) the rights of officers, directors or employees of ICD to acquire Capital Stock of ICD pursuant to employee benefit and compensation programs adopted in the Ordinary Course of Business by the governing body of ICD; and

(o) other Liens not of a type set forth in clauses (a) through (n) above incurred in the ordinary course of business of any Loan Party so long as neither (i) the aggregate outstanding principal amount of obligations secured thereby nor (ii) the aggregate fair market value of the assets subject thereto exceeds $500,000.

The designation of a Lien as a “Permitted Lien” or “Permitted Encumbrance” shall not limit or restrict the ability of the Administrative Agent to establish a Reserve relating thereto.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least A-1 by S&P, at least P-1 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) have substantially all of their assets invested continuously in the types of investments listed in clauses (a), (b), (c) and (d) above, (ii) are rated AAA by S&P, Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Rig Financing” means Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of a Rig and any re-financing thereof (including with respect to Eligible Completed Drilling Rigs, Stacked Rigs or Newly Acquired/Completed Rigs financed under the Borrowing Base), in which the following conditions are satisfied:

(a) with respect to any financing or refinancing of an Eligible Completed Drilling Rig then included in the Borrowing Base, (i) Administrative Agent shall have received the greater of (x) all of the Net Cash Proceeds when received by Borrower in connection with any such financing or refinancing and (y) an amount equal to the Forced Liquidation Value of such Eligible Completed Drilling Rig as set forth in the most recent FLV Appraisal, (ii) such Rig was not selected for such financing or refinancing in a manner materially adverse to the interests of Agent or Lenders, and (iii) Administrative Agent shall have received a pro forma Borrowing Base Certificate reflecting the Borrowing Base immediately after giving effect to the removal of such Eligible Completed Drilling Rig from the Borrowing Base;

(b) in the case of any completed Rig, the principal amount of such Indebtedness is not less than seventy percent (70%) of the net proceeds reasonably estimated to be obtainable in a forced liquidation sale of such Rig; and

(c) an Authorized Officer of Borrowers shall certify to Administrative Agent, not less than two (2) Business Days prior to the incurrence of such Indebtedness, that applicable conditions described above have been satisfied.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means in respect of ABR Loans, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank (or its successor) as its prime rate in effect at its principal office in New York City (or if such rate is at any time not available, the prime rate so quoted by any banking institution as determined by the Administrative Agent in its sole discretion), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Pro Forma Basis” means, for purposes of calculating any financial covenant, that any Acquisition or other applicable transaction shall be deemed to have occurred as of the first day of the twelve (12) calendar month period most recently ended prior to the date of such transaction for which the Borrowers have delivered financial statements pursuant to Section 5.01(a) or Section 5.01(c). In connection with the foregoing, with respect to any Acquisition or such transaction, (i) income statement items attributable to the Person or property and assets acquired pursuant to an Acquisition shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (B) such items are not otherwise included in such income statement items for the Loan Parties and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property and assets acquired) in connection with such transaction and any Indebtedness of the Person or property and assets acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Information” has the meaning assigned to such term in Section 4.01(i).

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay, (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued, (c) appropriate reserves have been established in accordance with GAAP, (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Loan Party; (e) no Lien is imposed on assets of such Loan Party, unless bonded and stayed to the satisfaction of Administrative Agent; (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; (g) and if the amount so contested (or such amount together with the amounts related to all other obligations being so contested) exceeds $10,000,000 in the aggregate, the Loan Parties shall at all times during any such contest maintain Liquidity in an aggregate amount equal to such excess.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” has the meaning set forth in Section 9.05(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Rent Reserves” means, as to any leased location where Collateral is stored in any Waiver State with respect to which the Collateral Agent has not received a satisfactory Collateral Access Agreement, such amount as the Administrative Agent may determine in its Permitted Discretion.

“Report” means reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after an Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Agent.

“Required Lenders” means, at any time, Lenders holding at least sixty percent (60%) of the aggregate outstanding Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding at least sixty percent (60%) of the Aggregate Exposure of the Lenders at such time; provided that (i) to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Aggregate Exposure shall be excluded for purposes of determining Required Lenders and (ii) if there are two (2) or more Lenders then party to this Agreement, then “Required Lenders” must include at least two (2) such Lenders (with Lenders who are Affiliates of one another being considered as one Lender for purposes of this clause (ii)).

“Reserves” means (i) any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to from time to time establish against the gross amounts of Eligible Accounts and Eligible Completed Drilling Rigs (including, without limitation, reserves for consignee’s, warehousemen’s and bailee’s charges at locations for which no Collateral Access Agreement is in effect, to the extent property at such locations is included in the Borrowing Base; reserves for dilution of Accounts; reserves for contingent liabilities of any

Borrower; reserves for uninsured losses of any Borrower and reserves for taxes, fees, assessments, and other governmental charges), (i) Rent Reserves, and (iii) any and all reserves for Swap Obligations of any Loan Party which any Lender to whom Swap Obligations are owing directs the Administrative Agent to establish, or which the Administrative Agent deems necessary in its Permitted Discretion to establish, from time to time against the gross amounts of Eligible Accounts and Eligible Completed Drilling Rigs.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Borrower or any Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of any Borrower or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock in any Borrower or any Subsidiary, and (c) any management, consulting, monitoring, advisory or similar fee paid by a Loan Party to any of its Affiliates.

“Rig(s)” means all land-based drilling and workover rigs owned by a Borrower, together with all Rig Accessories that are installed on or affixed to such Rig.

“Rig Accessories” means pumps, drilling equipment, machinery, equipment, forklifts, bulldozers and other parts necessary or useful for the drilling operation of any Rig that is owned by a Borrower.

“Rig Fleet Equipment” means the Borrowers’ Rigs, partial Rigs and to the extent acceptable to the Administrative Agent at its sole option, yard inventory and other related equipment (as categorized in the FLV Appraisal).

“Rig Utilization Ratio” means, for any consecutive six-month period (or, for purposes of Section 2.01(c), three-month period) ending as of the last day of the most recently ended calendar month, the ratio (expressed as a percentage), the numerator of which is (a) the aggregate sum of the total days each of the Borrowers’ Rigs (including Stacked Rigs, but excluding Decommissioned Rigs and Rigs that have not at any time been included in the Borrowing Base) operated under a drilling contract and earned a rate during such period (whether a day rate, standby rate, moving rate or mobilization rate), and the denominator of which is (b) the product of the total number of Rigs owned by the Borrowers (including Stacked Rigs, but excluding Decommissioned Rigs and Rigs that have not at any time been included in the Borrowing Base) and the number of days in such period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or if such company shall cease to issue ratings, another nationally recognized statistical rating company selected in good faith by mutual agreement of the Administrative Agent and the Administrative Borrower.

“Sanctions” has the meaning assigned to such term in Section 3.26.

“Secured Parties” means, collectively, (i) the Agents, (ii) the Lenders, (iii) any Issuing Bank, (iv) any Person indemnified under the Loan Documents and (v) any Lender or an Affiliate of any Lender with respect to any Banking Services Obligation or Swap Obligation that constitutes an Obligation.

“Security Agreements” means the Guarantee and Collateral Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and any other pledge or security agreement entered into, on or after the date of this Agreement by any Loan Party (in connection with this Agreement or any other Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“Solvent” means, as to any Person, that such Person satisfies the requirements set forth in Section 3.13(a)(i) through (iv) of this Agreement.

“Stacked Rig” means, at any time, any Rig (other than a Decommissioned Rig) that is currently being marketed, whether or not operable, but which is stored and has no crew.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Borrower or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Lender” means CIT Finance LLC, in its capacity as lender of the Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05.

“Syndication Agent” means CIT Finance LLC, in its capacity as syndication agent.

“Tax,” “tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, penalties or additions to tax imposed thereon or with respect thereto.

“Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement, dated as of the Third Amendment Effective Date, among the Borrowers, the Administrative Agent, and the Lenders party thereto.

“Third Amendment Effective Date” means October 20, 2015.

“Three-Month LIBO Rate” means, for any day, (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which is calculated and distributed daily by ICE (or any successor thereto) as an average ICE Benchmark Administration Limited Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), or (ii) if the rate referenced in the preceding clause (i) shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average ICE Benchmark Administration Limited Interest Settlement Rate (or an average of the successor rate) for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by

JPMorgan Chase Bank and with a term equivalent to three months would be offered by JPMorgan Chase Bank’s London Branch (or such other major bank as is acceptable to the Administrative Agent if JPMorgan Chase Bank is no longer offering to acquire or allow deposits in the London interbank eurodollar market) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Total Consideration” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with such Acquisition.

“Trademark Security Agreement” means that certain Trademark Security Agreement dated as of the Original Closing Date by and among the Loan Parties party thereto and the Collateral Agent.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transfer” has the meaning assigned to such term in Section 2.04(b).

“Transfer Date” has the meaning assigned to such term in Section 2.04(b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unabsorbed Manufacturing Costs” means any costs or expenses incurred by the Borrowers that are of type that were historically capitalized by ICD in accordance with GAAP upon the commencement of continuous Rig construction activities, but which are, as of any date of determination in the Fiscal Year ending December 31, 2016, expensed by ICD in accordance with GAAP as a result of construction activities being suspended or intermittent.

“Unfinanced Capital Expenditures” means any Capital Expenditure, to the extent not financed through the incurrence of Indebtedness otherwise expressly permitted under Section 6.01 (other than the Loans) or by the issuance by ~~Borrower~~ICD of Capital Stock not required to be applied to a prepayment pursuant to Section 2.11(b)(iii). Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio (and not for any other purpose), Unfinanced Capital Expenditures shall exclude expenditures (i) associated with purchase orders in connection with the construction of the Rig identified by the Borrowers as Rig 217 (Rig 103 conversion) in an aggregate amount not to exceed $3,000,000; (ii) associated with the purchase from Omron Oilfield & Marine, Inc. of variable frequency drives, driller cabins and a mast in an aggregate amount not to exceed $2,800,000 and (iii) associated with the construction of the Rig identified by the Borrowers as Rig 218 (Rig 101 conversion) in an aggregate amount not to exceed $2,500,000 (provided that such amount may be increased to an aggregate amount up to $6,000,000 upon the Administrative Agent’s receipt and approval of a daywork drilling contract with respect to such Rig, in form and substance satisfactory to the Administrative Agent).

“Unrestricted Cash” means, as of any date, the aggregate of the Borrowers’ cash deposits that are not subject to a Lien or other restriction (other than the Lien in favor of the Administrative Agent) and are held in an account with Administrative Agent or in account subject to a Blocked Account Agreement. For the avoidance of doubt, Unrestricted Cash shall not include any cash or cash equivalents specifically cash-collateralizing any Letter of Credit Obligations.

“U.S.” means the United States of America.

“U.S. Subsidiary” means each Subsidiary which is not a Non-U.S. Subsidiary; “U.S. Subsidiaries” means all such Subsidiaries.

“Waiver States” means Delaware, Kentucky, Pennsylvania, and Washington (collectively, the “Base States”) and any other state designated by the Administrative Agent in writing to the Borrowers from time to time that the Administrative Agent reasonably believes presents issues in respect of landlord Liens on Collateral similar to the issues presented in any of the Base States as of the Effective Date; provided that neither of Georgia or South Carolina will be deemed to be a Waiver State unless there has been a change in the substantive laws of such state based on legislation or court decisions subsequent to the Effective Date, such that following such change in law, the Administrative Agent reasonably believes such state presents issues in respect of landlord Liens on Collateral similar to the issues presented as of the Effective Date in any of the Base States.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or “Revolving Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) unless the context requires otherwise, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns unless the context requires otherwise, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the ~~date hereof~~Effective  Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then until such notice shall have been withdrawn or such provision amended in accordance herewith (i) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) the Borrowers shall include with the financial statements and other financial information and calculations required to be delivered to the Administrative Agent and Lenders hereunder a reconciliation of such financial statements, information and calculations before and after giving effect to such change in GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Except as otherwise expressly provided herein, a breach of a financial covenant contained in Section 6.11 shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breaches are delivered to the Administrative Agent.

SECTION 1.05 Resolution of Drafting Ambiguities. The Borrowers acknowledge and agree that they were represented by counsel in connection with the execution and delivery of the Loans Documents, that each Loan Party and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

SECTION 1.06 Rounding. Any financial ratios required to be maintained or tested by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE CREDITS

SECTION 2.01 The Facility.

(a) Loans. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Loans in Dollars to the Borrowers at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment or (ii) Availability being less than zero. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Loans. On the Effective Date, the Loans held by Lenders shall be reallocated among the Lenders in accordance with their respective Commitments, and in furtherance of the foregoing, the Lenders shall, through Agent, make such adjustments among themselves as shall be necessary, in each case, so that after giving effect to such adjustments, each Lender on the Effective Date shall hold a portion of the Loans equal to its Applicable Percentage of the aggregate Commitments.

(b) Overadvances. If at any time Availability is less than zero (an “Overadvance”), such deficiency shall be payable by Borrowers on demand by the Administrative Agent. All Overadvances shall constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least twenty consecutive days thereafter before further Overadvance Loans are required), (ii) the Overadvance does not exceed five percent (5%) of the Aggregate Commitment and (iii) the Overadvance, together with any Protective Advances made pursuant to Section 2.04(a)(i) and (ii), does not exceed ten percent (10%) of the Aggregate Commitment. Overadvance Loans may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. In no event shall Overadvance Loans be required that would cause the Aggregate Exposure to exceed the Aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.01(b) nor authorized to enforce any of its terms.

(c) Uncommitted Facility Increase.

(i) The Administrative Borrower may, after the Effective Date, deliver to the Administrative Agent a request (an “Increase Request”) to increase the aggregate Commitments (any such increase being a “Facility Increase”), provided that (A) no more than two (2) Facility Increases shall be consummated pursuant to this Section 2.01(c) and the aggregate amount of all Facility Increases shall not exceed $25,000,000, (B) no Facilities Increase shall be effective later than one (1) year prior to the Maturity Date; (C) no Facility

Increase shall be effective earlier than twenty (20) Business Days after the delivery of the Increase Request to the Administrative Agent; (D) the Rig Utilization Ratio, measured for the three-month period ending as of the last day of the most recently ended calendar month prior to delivery of the Increase Request, shall not be less than 80%; (E) both before and after giving effect to any such Facilities Increase, no Default or Event of Default shall have occurred and be continuing; (F) the average daily Availability for the immediately preceding ninety (90) day period is at least $15,000,000 and the Borrowers’ Availability after giving effect to such increase is at least $35,000,000; (G) any incremental Commitments provided pursuant to this Section 2.01(c) (the “Incremental Commitments”) shall have a termination date no earlier than the termination of the Availability Period for the existing Commitments; (H) if the Initial Yield applicable to any Incremental Commitments exceeds by more than 0.50% per annum the sum of the Applicable Margin then in effect for Eurodollar Loans plus one fourth of the Up-Front Fees paid in respect of the existing Commitments (the “Existing Yield”), then the Applicable Margin of the existing Loans shall increase by an amount equal to the difference between the Initial Yield and the Existing Yield; (I) Administrative Borrower has delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Facility Increase on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 6.11 as of the most recent fiscal period for which the Borrowers have delivered financial statements pursuant to Section 5.01(a) or Section 5.01(c), as applicable and (J) upon the Administrative Agent’s written request (which may be made at its sole option), the financial covenants set forth in Section 6.11 shall be amended so as to reset such financial covenants at levels satisfactory to the Administrative Agent in light of the then financial plan and forecast for Borrowers as delivered pursuant to Section 5.01(f), which financial plan and forecast shall be updated at the Administrative Agent’s request if the most recently delivered financial plan and forecast does not reflect the occurrence the proposed Facility Increase (provided that for the avoidance of doubt, (x) the Administrative Agent shall not be required in any event to consent to any amendment to such financial covenants, including any amendment that would make such financial covenants less restrictive, and (y) any such amendment to make such financial covenants less restrictive shall require the consent of the Required Lenders at their sole option); and (K) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis. Nothing in this Agreement shall be construed to obligate any Agent or any Lender to participate in or arrange for any Facility Increase.

(ii) The Administrative Agent shall promptly notify each Lender of the proposed Facility Increase and of the proposed terms and conditions therefor agreed between the Administrative Borrower and the Administrative Agent. Each such Lender may, at its sole option, commit to participate in such Facility Increase by forwarding its commitment thereto to the Administrative Agent in form and substance satisfactory to the Administrative Agent. In consultation with the Administrative Borrower, the Administrative Agent shall allocate the commitments to be made as part of the Facility Increase to the Lenders from which it has received commitments. If the Administrative Agent does not receive sufficient commitments from existing Lenders to effectuate the Facility Increase, it may at its election allocate unsubscribed amounts to any other Person who would constitute an Eligible Assignee, and absent such allocation, such Facility Increase shall not become effective.

(iii) Each Facility Increase shall become effective on a date agreed by the Borrowers and the Administrative Agent (a “Facility Increase Date”), subject to the satisfaction of the conditions precedent set forth in Section 4.02.

(iv) On the Facility Increase Date for any Facility Increase applicable to the Commitments, each Lender or Person participating in such Facility Increase (each, a “Participating Lender” and collectively, the “Participating Lenders”) shall purchase from each existing Lender an undivided interest in the outstanding Loans so as to ensure that, on the Facility Increase Date after giving effect to such Facility Increase, each Lender holds its Pro Rata Share in the Commitments and the Loans outstanding on such Facility Increase Date.

(v) Each Facility Increase shall be evidenced by an amendment or supplement to this Agreement executed by the Borrowers (and consented to by all other Loan Parties), the Administrative Agent and the Participating Lenders. Unless otherwise agreed by the Loan Parties, all Lenders (including the Participating Lenders) and the Administrative Agent, the Commitments made to consummate a Facility Increase shall be subject to the pricing, interest rate, fee and amortization provisions of this Agreement then applicable to the Commitments. Upon closing of a Facility Increase, new Participating Lenders shall be deemed to be Lenders, and the Commitments made pursuant to a Facility Increase shall for all purposes be deemed to be Commitments hereunder.

(vi) For purposes of this Section, the following terms shall have the meanings specified below:

(A) “Initial Yield” shall mean, with respect to any Incremental Commitment, the amount (as determined by the Administrative Agent) equal to the sum of (i) the margin above the Adjusted LIBO Rate on such Incremental Commitment (including as margin the effect of any floor applicable to the Adjusted LIBO Rate on the date of the calculation), plus (ii) (x) the amount of any Up-Front Fees on such Incremental Commitments (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) the lesser of (1) the Weighted Average Life to Maturity of such Incremental Commitments, and (2) four.

(B) “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to the Lead Arranger.

(C) “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Borrowing shall be denominated in Dollars and comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be denominated in Dollars and shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) With regard to Eurodollar Borrowings: at the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (or, if permitted by Administrative Agent, by request posted to Administrative Agent’s StuckyNET system) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic (or posted) Borrowing Request shall be irrevocable and the Administrative Borrower agrees to promptly confirm any such telephonic request by hand delivery, facsimile or Electronic Transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Administrative Borrower. Each such Borrowing Request shall specify the following information in compliance with Sections 2.01 and 2.02:

(i) the aggregate amount of the requested Borrowing, which amount shall be based upon and consistent with the then-current cash needs of the Borrower to be specifically set forth in the Borrowing Request;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) in the case of a Revolving Borrowing, the Availability (after giving effect to such Borrowing); and

(vi) if not a conversion or continuance, the Borrower to whom the proceeds from such Borrowing are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of principal, interest, fees, premiums, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the Aggregate Exposure to exceed the aggregate amount of the Commitments then in effect; provided further that, the aggregate amount of Protective Advances outstanding at any time pursuant to clauses (i) and (ii) above, together with the aggregate amount of all Overadvance Loans made pursuant to Section 2.01(b), shall not exceed ten percent (10%) of the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage of the aggregate Commitments. Each Lender shall transfer (a “Transfer”) the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 3:00 p.m., New York City time, on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. New York City time, and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amount of the Protective Advance and, together with Lender’s Applicable Percentage of such Protective Advance, shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans.

(a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests an ABR Borrowing, the Swingline Lender may elect, in its sole discretion, to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the Borrowers on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $10,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (after giving effect to such Swingline Loan). Swingline Loans may not be made if the Swingline Lender has been notified by the Administrative Agent or the Required Lenders that a Default exists and that Swingline Loans may not be made. All Swingline Loans shall be ABR Borrowings.

(b) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the aggregate Commitments. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.

(c) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone or Electronic Transmission no later than 12:00 p.m., New York City time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06 Letters of Credit.

(a) Issuance.

(i) Subject to the terms and conditions of this Agreement, the Administrative Agent and Lenders agree to incur, from time to time prior to the Maturity Date, upon the request of the Administrative Borrower and for a Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by (i) Administrative Agent (or an Affiliate thereof), (ii) a Lender (or an Affiliate thereof) selected by or acceptable to the Administrative Agent or (iii) a bank or other legally authorized Person selected by or acceptable to the Administrative Agent in its sole discretion and guaranteed by the Administrative Agent (or an Affiliate thereof) (a “Letter of Credit Guaranty”) (each of (i) through (iii), an “Issuing Bank”). The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (A) Six Million Dollars ($6,000,000) (the “Letter of Credit Sublimit”) and (B) Availability. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Administrative Agent in its sole discretion (including with respect to customary evergreen provisions), and neither Administrative Agent nor Lenders shall be under any obligation to incur Letter of Credit

Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Maturity Date (though, for the avoidance of doubt, such obligation shall in any event extend to a Letter of Credit that includes a customary evergreen provision that could cause such expiry date to potentially extend beyond the Maturity Date).

(b) Advances Automatic; Participations.

(i) In the event that the Administrative Agent or any Issuing Bank shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Loan under Section 2.01 of this Agreement regardless of whether a Default or an Event of Default has occurred and is continuing and notwithstanding the Borrowers’ failure to satisfy the conditions precedent set forth in Section 4.02, and each Lender shall be obligated to pay its Applicable Percentage thereof in accordance with this Agreement. The failure of any Lender to make available to the Administrative Agent or Issuing Bank for Administrative Agent’s or Issuing Bank’s own account its Applicable Percentage of any such Loan or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent or Issuing Bank its Applicable Percentage thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender’s Applicable Percentage of any such payment.

(ii) If it shall be illegal or unlawful for any Borrower to incur Loans as contemplated by Section 2.06(b)(i) because of an Event of Default described in Section 7.01(g), Section 7.01(h), Section 7.01(i) or otherwise, if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an Issuing Bank, or if the Issuing Bank is a Lender, then (i) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such Issuing Bank, as the case may be) an undivided interest and participation equal to such Lender’s Applicable Percentage (based on the Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such Issuing Bank, as the case may be) an undivided interest and participation in such Lender’s Applicable Percentage (based on the Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Loans.

(c) Cash Collateral.

(i) If the Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Maturity Date, the Borrowers will pay to Administrative Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Administrative Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of Administrative Borrower and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of Administrative Agent and Lenders, in a manner satisfactory to Administrative Agent. Borrowers hereby pledge and grant to Administrative Agent, on behalf of itself and the Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement, including, without limitation, this Section 2.06, shall constitute a security agreement under applicable law.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Maturity Date, Borrowers shall either (a) provide cash collateral therefore in the manner described above, (b) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (c) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Administrative Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by the Borrowers, whether before or after the Maturity Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to Administrative Agent and Lenders with respect to such Letter of Credit Obligations of the Borrowers and, upon the satisfaction in full of all Letter of Credit Obligations of the Borrowers, to any other Obligations then due and payable.

(iv) Neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Borrowers to Administrative Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations any remaining amount shall be paid to the Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be held as additional Collateral for the Obligations.

(d) Fees and Expenses. Each Borrower agrees to pay to Administrative Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable Margin from time to time in effect (subject to adjustment pursuant to Section

2.13(d) of this Agreement) for Revolving Eurodollar Loans multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. In addition, Borrower shall pay to any Issuing Bank, on demand, such fees (including all per annum fees), charges and expenses of such Issuing Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Incurrence of Letter of Credit Obligations. Borrowers shall give Administrative Agent at least five (5) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Issuing Bank) and an application therefor completed to the satisfaction of the Issuing Bank.

(f) Obligation Absolute. The obligation of the Borrowers to reimburse Administrative Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Administrative Agent or the Issuing Bank, as applicable, with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, setoff, defense or other right that any Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Administrative Agent (except as otherwise expressly provided in paragraph (g)(ii)(c) below) or any Issuing Bank under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default has occurred and is continuing.

(g) Indemnification; Nature of Lenders’ Duties.

(i) In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent, each Issuing Bank and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent, Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent or any Lender seeking indemnification or of any Issuing Bank to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of the Administrative Agent, Issuing Bank or such Lender (as finally determined by a court of competent jurisdiction).

(ii) As between the Administrative Agent, the Issuing Bank and any Lender, on one hand, and the Borrowers, the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law none of the Administrative Agent, the Issuing Bank or any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for an issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Administrative Agent or Issuing Bank under any Letter of Credit (or guaranty thereof), Administrative Agent or Issuing Bank shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Administrative Agent, Issuing Bank or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent’s, Issuing Bank’s or any Lender’s rights or powers hereunder or under this Agreement.

(iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants, or indemnities made by the any Borrower in favor of any Issuing Bank in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between such Borrower and such Issuing Bank.

(h) Subrogation Rights; Letter of Credit Guaranty.

(i) Upon any payments made by Administrative Agent to an Issuing Bank under a Letter of Credit Guaranty, the Administrative Agent, for the benefit of the Lenders, shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the applicable Borrower to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to Administrative Agent, for the benefit of the Lenders, and apply in all respects to the Administrative Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.

(ii) Each Borrower hereby authorizes and directs any Issuing Bank which is not a Lender hereunder to deliver to the Administrative Agent all instruments, documents, and other writings and property received by such Issuing Bank pursuant to such Letter of Credit and to accept and rely upon the Administrative Agent’s instructions with respect to all matters arising in connection with such Letter of Credit and the related application.

(iii) Any and all charges, commissions, fees, and costs incurred by the Administrative Agent relating to Letters of Credit issued by an Issuing Bank which is not a Lender hereunder in reliance on a Letter of Credit Guaranty shall be Letter of Credit Obligations for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Administrative Agent.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will promptly make the proceeds of each such Loan available to the relevant Borrowers in like funds at the account of such Borrowers designated by the Administrative Borrower in the Borrowing Request; provided that a Protective Advance may be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender is a Defaulting Lender, then the Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of any Lender, the Federal Funds Effective Rate or (ii) in

the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Administrative Borrower shall notify the Administrative Agent of such election by telephone (or, if permitted by Administrative Agent, by request posted to Administrative Agent’s StuckeyNet system) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or posted) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or Electronic Transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Administrative Borrower.

(c) Each telephonic (or posted) and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent or the Required Lenders so notifies the Administrative Borrower or if an Event of Default has occurred and is continuing, then, so long as such Default or Event of Default is continuing (i) Administrative Borrower may not elect a Eurodollar Borrowing in any Borrowing Request, (ii) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (iii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination or Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms of this Agreement, the Commitments shall automatically terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or standby letter(s) of credit as required by Section 2.06(c)), (iii) the payment in full of the accrued and unpaid fees, including any payments required under Section 2.16, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the aggregate Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not reduce the Commitments if, (a) after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Exposure would trigger a mandatory prepayment, or an obligation to deliver cash collateral, or both, under Section 2.11(b)(i) or (b) after giving effect to such reduction, the Aggregate Commitment shall be less than $30,000,000.

(d) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Sections 2.09(a), (b) or (c) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.09(d) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, debt instruments or financing transactions, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date. Each of the Borrowers hereby unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) Unless an Event of Default is continuing, on each Business Day during a Cash Dominion Period (or at any other time when the Collection Account shall have a positive balance), at or before 12:00 noon, New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first, to prepay any Protective Advances that may be outstanding, pro rata, second, to prepay any Swingline Loans that may be outstanding, pro rata, and third, to prepay the Loans made by Lenders, pro rata.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.10(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each of the applicable Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns except to the extent that any such Lender subsequently returns any such promissory note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.10(c) and (d).

SECTION 2.11 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(d) and the payment of the amounts required under Section 2.16.

(b) Mandatory Prepayments.

(i) The Borrowers shall immediately repay, or provide cash collateral for, the Loans, and/or Swingline Loans if at any time Availability is less than zero, to the extent required to cause Availability to be not less than zero.

(ii) Immediately upon receipt by any Loan Party of the Net Cash Proceeds of any asset disposition (other than sales of Inventory or obsolete or worn out property in the ordinary course of business and issuances of Capital Stock which are addressed in clause (b)(iii) below), the Borrowers, shall prepay the Obligations, in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 2.11(c).

(iii) If (A) at any time during the continuance of an Event of Default, any Borrower issues Capital Stock (other than Capital Stock issued to another Loan Party), (B) any Loan Party issues Indebtedness (other than Indebtedness permitted by Sections 6.01(a) through (k)) or (C) if any Loan Party receives any dividend or distribution from a Person other than a Loan Party, then the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds of such issuance or the amount of such dividend or distribution no later than the Business Day following the date of receipt of such Net Cash Proceeds or such dividend or distribution as set forth in Section 2.11(c).

(iv) Immediately upon receipt by any Loan Party of any Extraordinary Receipts, the Borrowers shall prepay the Obligations in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Extraordinary Receipts as set forth in Section 2.11(c). Any insurance or condemnation proceeds to be applied to the Obligations in accordance with Section 5.09 shall be applied as set forth in Section 2.11(c). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, fixtures and real or immovable property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

(v) Without in any way limiting the foregoing, immediately upon receipt by any Loan Party of proceeds of any sale of any Collateral, the Borrowers shall cause such Loan Party to deliver such proceeds to the Administrative Agent, or deposit such proceeds in a deposit account subject to a control agreement acceptable to the Administrative Agent. Nothing in this Section 2.11(b) shall be construed to constitute the Administrative Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

(c) All such amounts required to be prepaid by the Borrowers pursuant to Sections 2.11(b)(ii), (iii), and (iv) shall be applied as provided in Section 2.10(b).

(d) The Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile or Electronic Transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate per annum on the average daily amount of the Available Commitment during the period from and including the Effective Date to but excluding the date on which such Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first calendar day following each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the ~~date hereof~~Effective Date. All commitment fees in respect of Commitments shall be payable in Dollars and shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrowers agree to pay the fees due and payable pursuant to the Fee Letter and fees payable in the amounts and at the times separately agreed upon between the Borrowers, the Lead Arranger and the Administrative Agent.

(c) In consideration of the issuance of any Letter of Credit pursuant to Section 2.06 hereof, the Borrower agrees to pay (i) to the Administrative Agent, for the ratable benefit of the Lenders, the Letter of Credit Fee and (ii) to the Administrative Agent or Issuing Bank, as applicable, all other fees, expenses and amounts payable under Sections 2.06(d) or (h). All Letter of Credit Guaranty Fees shall be due and payable monthly on the first day of each month.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Protective Advance shall bear interest at the sum of the Alternate Base Rate plus the Applicable Margin plus 2%.

(d) Notwithstanding the foregoing, so long as an Event of Default has occurred and is continuing under Section 7.01(g) or (h) or so long as any other Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders elect, at their option, by notice to the Administrative Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.03 requiring the consent of “each Lender affected thereby” for reductions in interest rates), the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, commencing upon the occurrence of such Event of Default, notwithstanding, if applicable, when such election is made, bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by the Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans).

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, upon termination of the Commitments and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest and Letter of Credit Fees hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making, continuing, converting to or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity requirement, compulsory loan, deposit insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered as set forth on a statement delivered to the Borrowers by such Lender.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital or liquidity adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered as set forth on a statement delivered to the Borrowers by such Lender.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as specified in Sections 2.15(a) or (b) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.19 or 9.03(e), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Taxes other than deductions on account of Taxes that are required by law; provided that (i) if any Borrowers or the Administrative Agent shall be required to deduct any Indemnified Taxes from such payments, such Borrowers shall increase the sum payable by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes and (y) all Taxes applicable to additional sums payable under this Section 2.17(a), (ii) such Borrowers and/or the Administrative Agent shall make only such deductions required by law, and (iii) such Borrowers and/or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent, and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes and any other Taxes, in each case, paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any other Loan Party under this Agreement or any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such indemnification shall be made on an after-Tax basis, such that the payment of the indemnification shall be increased by an amount equal to the sum of (x) the amount deducted in respect of such Indemnified Taxes, (y) all Taxes applicable to additional sums payable under this Section 2.17(c) and (z) all reasonable expenses of the Administrative Agent or Lender.

(d) As soon as practicable after any payment of either any Indemnified Taxes or any other Taxes by any Borrower to a Governmental Authority, the Administrative Borrower shall deliver to the Administrative Agent (i) if reasonably available, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, (ii) a copy of the return reporting such payment or (iii) other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Lender becomes a party to this Agreement (and on or before the date that any such documentation described below expires or becomes obsolete and after the occurrence of any event requiring a change to such documentation), such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the foregoing, each Non-U.S. Lender shall comply with any certification, documentation, information or other reporting necessary to establish relief or an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Loan Party or Administrative Agent sufficient for the Loan Party and Administrative Agent to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements. However, a Lender will only be required to comply with the provisions of this paragraph (i) as long as such Lender is legally entitled to do so and (ii) if compliance with the provisions of this paragraph does not materially impact, in the sole discretion of such Lender, such Lender’s commercial position.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund, whether in the form of a payment, credit or offset (but only to the extent such credit or offset is actually utilized), of any Indemnified Taxes as to which it has been indemnified by any Borrowers or with respect to which any Borrowers have paid additional amounts pursuant to Section 2.17(a) and no Event of Default is then continuing, it shall pay over such refund to such Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrowers under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses and Taxes of the Administrative Agent or such Lender and without interest (other than any interest paid, credited or allowed as an offset, by the relevant Governmental Authority with respect to such refund, which interest shall be paid to such Borrowers); provided, that such Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to such Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 2.17 shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to the Borrowers or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to Borrowers pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest or fees or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 11 West 42nd St., New York, New York 10036 except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.04 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Administrative Agent and the Collateral Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the first Business Day following the day of receipt by the Administrative Agent, subject to actual collection.

(b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default or an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan, or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the applicable Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.04), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the applicable Borrowers under the control of the Administrative Agent pursuant to a Blocked Account Agreement or other control agreement in form and substance satisfactory to the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans and Protective Advances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrowers have not in fact made such payment, then each of such Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05, 2.06(b), 2.07, 2.18(e) or 8.07, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under any such Section until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then:

(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment); and

(b) the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (such Lender or Defaulting Lender herein, a “Departing Lender”), upon notice from the Administrative Borrower to the Departing Lender and the Administrative Agent,

to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender and the Borrowers shall be liable to pay to the Administrative Agent and the Lenders, and each Borrower hereby indemnifies the Administrative Agent and the Lenders and holds the Administrative Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21 Defaulting Lenders. In the event that any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender’s Commitment and outstanding Loans shall be excluded for purposes of calculating the fee payable to Lenders in respect of Section 2.12(a), and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.12(a) with respect to such Defaulting Lender’s Commitment or Loans.

(b) the Commitments and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.03), provided that any waiver, amendment or modification requiring the consent of each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) in the event a Defaulting Lender has defaulted on its obligation to fund any Loan, or purchase any participation pursuant to Section 2.05(b) or Section 2.06(b) hereof, until such time as the Default Excess with respect to such Defaulting Lender has been reduced to zero, any prepayments or repayments on account of the Loans or participations purchased pursuant to Section 2.05(b) or Section 2.06(b) shall be applied to the Loans and funded participations of other Lenders as if such Defaulting Lender had no Loans or funded participations outstanding.

(d) If any Swingline Loans or Letter of Credit Obligations are outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loans and Letter of Credit Obligations shall be reallocated among the non-defaulting Lenders in accordance with their respective Applicable Percentage of the total Commitment provided that no Lender’s Exposure shall exceed its Commitment;

(ii) if the reallocation described in paragraph (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the amount of the Swingline Loans equal to Defaulting Lender’s Applicable Percentage thereof after giving effect to any partial reallocation pursuant to paragraph (i) above and (B) second, cash collateralize such Defaulting Lender’s Applicable Percentage of Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to paragraph (i) above) in accordance with the procedures set forth in Section 2.06(c) and for so long as any such Letter of Credit Obligations are outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Applicable Percentage of Letter of Credit Obligations pursuant to this Section 2.21(d), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.06(d) with respect to the portion of such Defaulting Lender’s Applicable Percentage of Letter of Credit Obligations which have been cash collateralized (and the Defaulting Lender shall not be entitled to receive any such fees);

(iv) if the Defaulting Lender’s Applicable Percentage of Letter of Credit Obligations are reallocated pursuant to this Section 2.21, then the letter of credit fees payable to the non-defaulting Lenders pursuant to Section 2.06(d) shall be adjusted accordingly; and

(v) if any Defaulting Lender’s Applicable Percentage of Letter of Credit Liabilities is not cash collateralized or reallocated pursuant to this Section 2.21(d), then without prejudice to any rights or remedies of the Issuing Bank hereunder, all letter of credit fees payable under Section 2.06(d) with respect to such Defaulting Lender’s Applicable Percentage of Letter of Credit Obligations shall be payable to the Issuing Bank.

(e) So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.06(c), and participating interests in any such newly issued, extended or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and Defaulting Lenders shall not participate therein).

(f) In the event that the Administrative Agent, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters which caused such Lender to become a Defaulting Lender, then the Applicable Percentages of Swingline Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) or participations in the Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans or participations in accordance with its Applicable Percentage.

(g) The rights and remedies with respect to a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, may have against such Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent, the Lenders and the Issuing Bank that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its properties and to carry on its business as now conducted and, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any

Governmental Authority, except such as have been obtained or made and are in full force and effect and except any filings of the Mortgages or any of the foregoing which are immaterial in nature and except for filings necessary to perfect Liens created under the Loan Documents, as contemplated by Section 3.16, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or its Subsidiaries except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Pro Forma Information (including the notes thereto), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) consummation of the Transactions, (ii) the Loans and other extensions of credit hereunder to be made on the Effective Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Information has been prepared based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such information as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such the financial plan and forecast may differ materially from the projected results.

(b) ICD has heretofore furnished to the Lenders (i) audited combined balance sheets of ICD as of each of the Fiscal Years ending in December 31, 2012 and December 31, 2013 and the notes thereto and the related combined statements of operations, shareholders’ equity and cash flows of ICD for the Fiscal Years then ended and (ii) unaudited combined balance sheets of ICD as of the Fiscal Quarter ending June 30, 2014 and the related combined statements of operations, shareholders’ equity and cash flows of ICD for the Fiscal Quarter then ended (subject to non-cash income adjustments related to derivative liability with respect to Capital Stock of ICD consisting of warrants, tax liability and other items agreed to by the Administrative Agent). Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of ICD as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (ii) and (iii) above.

(c) Since December 31, 2013 there has been no change in the business, assets, operations, prospects or condition, financial or otherwise, of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05 Intellectual Property. Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current and future anticipated conduct of the Loan Parties’ and their Subsidiaries’ business, a correct and complete list of which, as of the Third Amendment Effective Date and after giving effect to the consummation of the Transactions, is set forth on

Schedule 3.05, and the use thereof by the Loan Parties and their Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties either (i) own the entire right, title and interest thereto or (ii) hold such interest pursuant to a valid, subsisting and enforceable license.

SECTION 3.06 Litigation. There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the Transactions.

SECTION 3.07 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is, nor is controlled by a company that is, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Except as disclosed on Schedule 3.09, each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being Properly Contested and (y) other Taxes not exceeding $250,000 in the aggregate the non-payment of which, in the aggregate, is not reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.09, no Tax liens have been filed and no material claims have been asserted in writing with respect to any such Taxes.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b) No Non-U.S. Plan has incurred any unfunded liability which could reasonably be expected to give rise to a Material Adverse Effect.

(c) Except as required by applicable law, or which could not reasonably be expected to give rise to a Material Adverse Effect, neither the Borrowers nor any Subsidiary thereof maintains, sponsors or contributes to any plan, policy or arrangement that provides medical benefits to retirees or their beneficiaries.

SECTION 3.11 Disclosure. Each Loan Party and its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which they are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such projected statements are based on good faith estimates and assumptions believed to be reasonable at the time made.

SECTION 3.12 Material Agreements.

(a) As of the Original Closing Date, each Loan Party has provided to Administrative Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject (the “Material Agreements”) and each of which is listed in Schedule 3.12: (i) supply agreements and purchase agreements not terminable by such Loan Party within sixty (60) days following written notice issued by such Loan Party and involving transactions in excess of $250,000 per annum; (ii) leases of equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $250,000 per annum; (iii) licenses and permits held by the Loan Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (iv) instruments and documents evidencing any Indebtedness of such Loan Party in excess of $250,000 and any Lien granted by such Loan Party with respect thereto; (v) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party; (vi) its daywork drilling contracts and (vii) any other agreement to which a Loan Party is a party in interest the absence of which could be reasonably likely to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 3.12, no material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default) has occurred under (i) any material contract to which any Borrower is a party or (ii) any instrument or agreement governing Material Indebtedness.

SECTION 3.13 Solvency.

(a) Immediately after the consummation of the Transactions and immediately following the making of each Borrowing and the issuance of each Letter of Credit, if any, and after giving effect to the application of the proceeds of such Borrowing or such issuance of a Letter of Credit, with respect to any Loan Party, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the ~~date hereof~~Third Amendment Effective Date.

(b) No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14 Capitalization and Subsidiaries. As of the Third Amendment Effective Date and after giving effect to the consummation of the Transactions, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to ICD of each and all of ICD’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Capital Stock, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of each Loan Party and each of its Subsidiaries. All of the issued and outstanding Capital Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.15 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (i) successful operations of each of the other Loan Parties, and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, and the filing, recording or registering of financing statements or analogous documents under other applicable personal property security laws in the jurisdictions listed on Schedule 3.16, and the recording of the Mortgages in the offices listed on Schedule 3.16, the filing of the Patent Security Agreement and Trademark Security Agreement with the U.S. Patent and Trademark Office and the filing of the Copyright Security Agreement with the United States Copyright Office, all of which filings were made on the Original Closing Date, constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except for (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17 Labor Matters. As of the Third Amendment Effective Date and after giving effect to the consummation of the Transactions (a) except as set forth on Schedule 3.17, there is no collective bargaining agreement or other material labor contract covering employees of any Loan Party or any of its Subsidiaries, (b) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or any of its Subsidiaries or for any similar purpose, and (c) there is no pending or (to the best of the Borrowers’ knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Loan Party or any of its Subsidiaries or employees.

SECTION 3.18 Affiliate Transactions. Except for customary board of director’s fees payable to Borrower’s board members (other than a member who is also a controlling shareholder) in the Ordinary Course of Business or as set forth on Schedule 3.18, as of the Third Amendment Effective Date and after giving effect to the consummation of the Transactions, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families.

SECTION 3.19 [Reserved].

SECTION 3.20 Broker’s and Transaction Fees. No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fees in connection with the Transactions.

SECTION 3.21 Title; Real Property. Each Loan Party has good and marketable title to, or valid leasehold interests in, all real or immovable property and good title to all personal or movable property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered by the Loan Parties or purported to have been acquired by any Loan Party after the date of such financial statements (except as sold or otherwise disposed of since such date as permitted by this Agreement), and none of such properties and assets is subject to any Lien, except Liens permitted under Section 6.02. The Loan Parties have received all requisite deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Loan Parties’ right, title and interest in and to all such property that is included in the Borrowing Base.

(a) Set forth on Schedule 3.21 is a complete and accurate list of all real or immovable property owned, leased, licensed or otherwise used in the operations of the business of each Loan Party and showing the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner (if owned) or leasehold interest holder and, (if leased) lessee or other user thereof. Each of such leases and subleases is valid and enforceable in accordance with its terms (except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws) and is in full force and effect, and to each Loan Party’s knowledge, no default by any party to any material lease or material sublease exists.

(b) Except as set forth on Schedule 3.21 as of the Third Amendment Effective Date, no Loan Party owns or holds, or is obligated under, subject to or a party to, any lease, option, right of first refusal or other right (contractual or otherwise) to purchase, acquire, sell, assign, dispose of or lease any Mortgaged Property or any material real or immovable property of such Loan Party.

SECTION 3.22 Environmental. Except as set forth on Schedule 3.22:

(a) The operations of each Loan Party are and have been for the past four years in compliance with all applicable Environmental Laws, other than (i) any past non-compliance for which there are no remaining obligations or liabilities, and (ii) non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect.

(b) No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities is attached to any property of any Loan Party and, to the knowledge of any Loan Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(c) No Loan Party has caused or suffered to occur a Release of Hazardous Materials on, at, in, under, above, to, or from any real or immovable property of any Loan Party and each such real or immovable property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(d) No Loan Party, or to its knowledge, any corporate predecessor, (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Environmental Liabilities, except as could not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

(e) Each Loan Party has made available to the Administrative Agent copies of the environmental reports, reviews and audits and other documents pertaining to actual or potential Environmental Liabilities set forth on Schedule 3.22.

SECTION 3.23 Insurance. Schedule 3.23 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Third Amendment Effective Date. Each insurance policy listed in Schedule 3.23 is in full force and effect as of the Third Amendment Effective Date and all premiums in respect thereof that are due and payable as of the Third Amendment Effective Date have been paid.

SECTION 3.24 Deposit Accounts. Schedule 3.24 lists all banks and other financial institutions at which any Loan Party or any of its Subsidiaries maintains deposit or other accounts as of the Third Amendment Effective Date, including any Payment Accounts, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number therefor.

SECTION 3.25 Customer and Trade Relations. As of the Third Amendment Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party or any of its Subsidiaries with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Loan Party or Subsidiary; or the business relationship of any Loan Party or any of its Subsidiaries with any supplier material to its operations.

SECTION 3.26 Patriot Act. Each Loan Party is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Without limiting the foregoing, each Loan Party represents and warrants that neither it nor any of its Subsidiaries nor any director, officer, or employee thereof, nor, to the Borrower’s knowledge, any, agent, affiliate or representative of the Borrower, is an individual or entity that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria). Further, each Loan Party represents and warrants that it will not, directly or indirectly, use the proceeds of the Loans in the offering, or to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

SECTION 3.27 Rigs. Set forth in Schedule 3.27 hereto is a complete record of all Rigs owned by each Borrower as of the Third Amendment Effective Date including (on a Rig-by-Rig basis): (a) identification of the rig number of each Rig and the owner thereof, (b) identification of the location of each Rig (by county and state), (c) a notation of whether or not the Rig is operating under a drilling contract at a customer’s working job site and (d) whether such Rig is covered or required to be covered by a certificate of title and the state of issuance thereof. The Administrative Agent shall at all times have access, to the extent any Borrower has the power to grant the Administrative Agent such access, to the Rigs located on such property, and unless otherwise agreed to by the Administrative Agent, the Administrative Agent shall have the right to enter on such property and to remove such Rigs therefrom without interference from, or imposition of any Lien on, such Rig by any owner, landlord, tenant or other Person with an interest in such property. Each Rig (i) constitutes goods which are movable, of a type normally used in more than one jurisdiction and not designed to be permanently used in any one location; and (ii) is not a fixture under the laws of any jurisdiction in which any such Rig is located. Each Rig is neither a “motor vehicle” nor property of the type such that the perfection of a Lien with respect to such Rig would be governed by a certificate-of-title statute and would not be governed exclusively by the UCC. Each Borrower has delivered to the Administrative Agent true, correct and complete copies of its model turnkey contract and its daywork drilling contracts. Each Borrower represents and warrants that such contracts are not and will not constitute chattel paper or instruments.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make the initial Loans and the obligation of the Issuing Bank to provide or assist the Borrowers in obtaining initial Letters of Credit hereunder shall become effective on the date on which, in addition to the satisfaction of the conditions precedent set forth in Section 4.02, each of the following conditions is satisfied (or waived in accordance with Section 9.03), unless the satisfaction of such item is postponed pursuant to Section 5.14:

(a) Executed Loan Documents. This Agreement, the Collateral Documents and the other Loan Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Effective Date. The Collateral Agent on behalf of the Secured Parties shall, upon the filing of the applicable documentation, have a security interest in the Collateral of the type and priority described in each Collateral Document;

(b) Certified Organizational Documents, Etc. The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:

(i) certified copies of the certificate of incorporation, certificate of limited partnership, or comparable organizational document of each Loan Party, with all amendments, if any, certified by the appropriate Governmental Authority, and the bylaws, regulations, operating agreement or similar governing document of each Loan Party, in each case certified by the corporate secretary, general partner or comparable authorized representative of such Loan Party, as being true and correct and in effect on the Effective Date;

(ii) certificates of incumbency and specimen signatures with respect to each Person authorized to execute and deliver this Agreement and the other Loan Documents on behalf of each Loan Party and each other Person executing any document, certificate or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request Borrowings and the issuance of Letters of Credit;

(iii) a certificate evidencing the existence of and good standing of each Loan Party from the Secretary of State of its jurisdiction of organization and each other jurisdiction in which such Person is qualified to do business or in which the failure of such Person to be so qualified would result in a Material Adverse Effect; and

(iv) copies of all resolutions adopted and actions taken by each Loan Party to authorize the execution, delivery, and performance of this Agreement, the other Loan Documents, and the Borrowings and the issuance of Letters of Credit, as applicable, in each case, certified by the corporate secretary, general partner or comparable authorized representative of such Loan Party, as being in effect on the Effective Date;

(c) Certificates. The Administrative Agent shall have received each of the following documents, all of which shall be reasonably satisfactory in form and substance to the Administrative Agent:

(i) by a Financial Officer: a certificate of each Loan Party dated the Effective Date and signed

(A) stating that all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct as of the Effective Date (or if made with respect to another date, as of such other date);

(B) stating that no Default or Event of Default exists at the time of and immediately after giving effect to the Borrowings and/or issuances of Letters of Credit on the Effective Date;

(C) specifying the account of the Borrowers to which the Administrative Agent is authorized to transfer the proceeds of the Loans;

(ii) a certificate from the chief financial officer of each Loan Party dated the Effective Date, certifying that such Loan Party, after giving effect to the consummation of the Transactions occurring on the Effective Date, is Solvent;

(iii) a Borrowing Base Certificate effective as of the Business Day preceding the day such initial Loans are to be funded or any such Letter of Credit is to be issued; and

(iv) a certificate setting forth the deposit accounts of the Borrowers (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement;

(d) Letter of Credit Deliverables. With respect to any Letter of Credit to be issued on the Effective Date, all documentation required by Section 2.06, duly executed;

(e) Opinion of Counsel. Signed opinion of counsel for the Loan Parties addressed to the Agents and the Lenders and dated the Effective Date, opining as to such matters in connection with this Agreement, the Collateral Documents, the other Loan Documents and the Transactions as the Agents may reasonably request, such opinion to be in a form, scope, and substance reasonably satisfactory to the Agents and their counsel;

(f) Collateral Questionnaire. The Collateral Agent shall have received a Collateral Questionnaire with respect to the Loan Parties dated the Effective Date and duly executed by an Authorized Officer of the Loan Parties, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation or other jurisdictions as reasonably requested by the Administrative Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated;

(g) Financial Statements.

(i) The Administrative Agent and Lenders shall have received and be reasonably satisfied with the form of monthly pro forma consolidated profit and loss statements, balance sheets and cash flow projections (including detailed capital expenditures) for the first full year after the Effective Date for the Borrowers and their Subsidiaries, and on an annual basis thereafter for the next two years (the “Pro Forma Information”), and such Pro Forma Information, taken as a whole, shall not be inconsistent in a material and adverse manner with any pro forma information or projections delivered to the Administrative Agent and Lenders prior to the Effective Date. The Pro Forma Information shall have been prepared based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and shall contain adequate text explaining the significant assumptions on which they were based;

(ii) The Administrative Agent and Lenders shall have received the financial statements and reports referred to in Section 3.04(b) and such financial statements and reports shall not be materially inconsistent with the financial statements and reports previously provided to the Administrative Agent and Lenders prior to the Effective Date. The Administrative Agent shall be satisfied that no Material Adverse Effect has occurred since December 31, 2013;

(h) Capital Structure, Management and Capitalization. The capital structure and shareholder, management or similar agreements with respect to the Borrowers and their Subsidiaries, and all documentation relating to the contributions of their direct and indirect equity holders, shall be satisfactory to the Administrative Agent;

(i) Use of Proceeds. The Administrative Agent shall have received a breakdown of all uses of proceeds of any Loans to be made on the Effective Date, including fees and expenses, and approved to its satisfaction that such Loan proceeds will be used in conformity with Section 5.08;

(j) Availability. Upon making the initial Loans (including such Loans made to finance the fees, costs, and expenses then payable under this Agreement and the other Loan Documents) and issuing any Letters of Credit on the date of making the initial Loans, Availability shall not be less than $75,000,000.

(k) Discharge of Liens. The Agents shall have received evidence that all Liens (other than Permitted Encumbrances) affecting the assets of the Loan Parties have been or will be discharged on or before the Effective Date;

(l) Possessory Collateral. The Collateral Agent shall have received all possessory collateral required pursuant to the Collateral Documents, duly endorsed in a manner satisfactory to the Collateral Agent indicating the Collateral Agent’s security interest therein;

(m) Landlord Waivers and Consents. The Borrowers shall have used commercially reasonable efforts to cause to be delivered to the Collateral Agent landlord waivers and consents, each in a form reasonably satisfactory to the Collateral Agent, from all landlords at all properties leased by any Loan Party;

(n) No Other Indebtedness. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, no Loan Party shall have any outstanding Indebtedness other than (a) Indebtedness outstanding under the Loan Documents and (b) Indebtedness permitted by Section 6.01;

(o) Fees and Expenses. The Borrowers shall have paid all fees and expenses of the Agents incurred in connection with any of the Loan Documents and the transactions contemplated thereby in each case to the extent invoiced;

(p) USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(q) Governmental and Third Party Approvals. All governmental and third party approvals necessary in connection with this Agreement and the other Loan Documents shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on this Agreement or the other Loan Documents; and

(r) The Agents shall have received such other documents and instruments as the Agents or any Lender may reasonably request.

The acceptance by the Borrowers of any Loans made or Letters of Credit issued on the Effective Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Loans or the issuance of such Letters of Credit have been satisfied (other than such conditions that are subject to the satisfaction of the Lenders or Agents), with the same effect as delivery to the Agents and the Lenders of a certificate signed by an Authorized Officer of the Borrowers, dated the Effective Date, to such effect. Execution and delivery to the Administrative Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 4.01 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Administrative Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on an Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 4.01, and (iii) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and the issuance of any Letter of Credit (including any extension or renewal thereof or amendment thereto), in each case is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in this Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, as the case may be, except (i) to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and (iii) that for purposes of this Section 4.02, the representations and warranties contained in Section 3.04(b) shall be deemed to refer to the most recent financial statements delivered pursuant to Sections 5.01(a) and (c).

(b) At the time of and immediately after giving effect to such Borrowing or issuance, no Default or Event of Default shall have occurred and be continuing.

(c) After giving effect to any Revolving Borrowing or issuance, Availability is not less than zero.

(d) In the case of any such Borrowing, the Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 and, in the case of any such Letter of Credit, the Administrative Agent and Issuing Bank shall have received all documentation pursuant to Section 2.06(e).

Each such Borrowing or issuance shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Sections 4.02(a), (b), (c), and (d).

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) shall have been paid in full and no Letter of Credit remains outstanding (unless cash collateralized in accordance with this Agreement), the Borrowers jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent:

(a) within ninety (90) days after the end of each fiscal year of ICD its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous fiscal year, which in the case of such consolidated financial statements shall be reported on by independent public accountants of recognized national standing (without a “going concern” qualification, paragraph of emphasis or explanatory note or any like qualification, explanation or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of ICD and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three Fiscal Quarters of ICD, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the fiscal year, together with unaudited business segment reporting to the extent required by GAAP and the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of ICD and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within fifteen (15) Business Days after the end of each fiscal month of ICD, its unaudited consolidated and consolidating balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of ICD and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarterly and year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clauses (a) and (c) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit C (each such certificate being a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which affects the financial statements accompanying such certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate. If a quarterly adjustment reflected in the financial statements delivered under clause (b) would render a previously delivered Compliance Certificate inaccurate or misleading, then concurrently with the delivery of financial statements under clause (b) above, the Administrative Borrower shall also deliver a Compliance Certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) not less than thirty (30) days prior to the end of each fiscal year, a copy of the financial plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrowers and their Subsidiaries for each month of the immediately succeeding fiscal year of ICD in form reasonably satisfactory to the Administrative Agent;

(g) as soon as available but in any event within ten (10) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, in each case as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith;

(h) as soon as available but in any event within ten (10) days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, in each case as of the period then ended;

(i) a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by invoice date and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a Rig status report (indicating, among other details customarily required, a breakdown with respect to each Rig by customer, location, daily contract rate and expected contract duration);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Completed Drilling Rigs, such worksheets detailing the Accounts and Rig Fleet Equipment excluded from Eligible Accounts and Eligible Completed Drilling Rigs and the reason for such exclusion;

(iv) a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and

(v) a schedule detailing the obligations of each Borrower and each of the Borrowers’ Subsidiaries in respect of any Swap Agreement (for purposes of this subsection, the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time);

(i) promptly upon the request of the Administrative Agent:

(i) copies of invoices in connection with the invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Rigs purchased by any Loan Party; and

(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(j) as soon as possible and in any event within twenty (20) days of filing thereof, copies of all tax returns filed by any Loan Party with the Internal Revenue Service;

(k) as soon as possible and in any event within two-hundred and seventy days after the close of the fiscal year of ICD, a statement of the unfunded liabilities of each Plan, certified as correct by an actuary enrolled under ERISA;

(l) the Borrowers will furnish to the Agents each year at the time of delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) above a certificate of an Authorized Officer updating the information required pursuant to the Collateral Questionnaire or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this paragraph (m).

(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be; and

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything to the contrary herein, other than with respect to non-cash income adjustments related to derivative liability with respect to Capital Stock of ICD consisting of warrants, all financial statements delivered hereunder shall be prepared, and all financial covenants set forth in Section 6.11, shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the assertion by the holder of any Indebtedness of any Loan Party in excess of $1,000,000 that any default exists with respect thereto or that any Loan Party is not in compliance therewith;

(c) receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that: (i) seeks damages in excess of $250,000; or (ii) seeks injunctive relief, alleges criminal misconduct or the violation of any law by any Loan Party or involves any product recall, in each case which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d) any Lien (other than Permitted Encumbrances) securing a claim or claims made or asserted against any of the Collateral;

(e) commencement of any proceedings contesting any tax, fee, assessment, or other governmental charge in excess of $1,000,000;

(f) the opening of any new deposit account by any Loan Party with any bank or other financial institution;

(g) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(h) the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such accountants;

(i) any and all default notices sent or received under or with respect to (i) any leased location or (ii) public warehouse where Collateral included in the Borrowing Base is located (which shall be delivered within two (2) Business Days after receipt thereof);

(j) the occurrence of any ERISA Event or underfunding of any Non-U.S. Plan that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability for the Loan Parties and their Subsidiaries greater than $1,000,000;

(k) (i) the occurrence of unpermitted Releases of Hazardous Material of which any Loan Party is aware, (ii) the receipt by any Loan Party of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (i), (ii) and (iii) (and, in the case of clause (iii), if adversely determined), in the aggregate for each such clause, could reasonably be expected to result in Environmental Liabilities in excess of $1,000,000;

(l) other than Rig Fleet Equipment damaged under normal working conditions and as a result, repaired or out for repair in the Ordinary Course of Business, the occurrence of any damage, destruction, decommissioning or sale of any Rig Fleet Equipment with a replacement value of $1,000,000 or greater; and

(m) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04 Payment of Obligations. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, pay or discharge when due all Material Indebtedness and all other material liabilities and obligations, including taxes, except where the validity or amount thereof is being Properly Contested.

SECTION 5.05 Maintenance of Properties and Intellectual Property Rights. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition sufficient and advisable for the ordinary operations of such Loan Party, and (b) obtain and maintain in effect at all times all material franchises, governmental authorizations, intellectual property rights, licenses and permits, which are necessary for it to own its property or conduct its business as conducted on the date of this Agreement.

SECTION 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in conformity with GAAP and all requirements of law. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, permit any representatives or independent contractors designated by the Agents, upon reasonable prior notice, at the expense of the Borrowers, to visit and inspect its properties, to inspect and verify the Collateral, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, Borrowers’ obligation to reimburse Agents for such inspections and verifications shall be limited to twice per calendar year so long as no Default or Event of Default exists and Availability exceeds $15,000,000. The Borrowers acknowledge, and upon the request of the Administrative Agent will cause each other Loan Party to acknowledge, that the Agents, after exercising their right of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agents and the Lenders.

SECTION 5.07 Compliance with Laws. Each Borrower will, and will cause each other Loan Party and its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only (i) to pay fees and expenses in connection with the Transactions, (ii) finance the ongoing in-house fabrication of new drilling rigs and for contract drilling operations and (iii) for working capital needs and general corporate purposes of the Borrowers and the other Loan Parties, including Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or any other regulations of the Board or a violation of the Securities and Exchange Act of 1934, in each case as in effect on the date of the making of such Loan and such use of proceeds. Letters of Credit will be issued only to support the working capital needs and general corporate purposes of the Borrowers and the other Loan Parties. Without limiting the foregoing, each Loan Party agrees that it will not, directly or indirectly, use the proceeds of the Loans in offering, or to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or would result in violation of the United States Foreign Corrupt Practices Act of 1977, as amended; or (ii) in any other manner that will result in a violation of Sanctions or the United States Foreign Corrupt Practices Act of 1977, as amended by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

SECTION 5.09 Insurance. Each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party to, maintain with financially sound and reputable carriers against: (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, liabilities or risks, as is customary in the business of such Person. All such insurance shall be in amounts, cover such assets and be under policies reasonably acceptable to the Agents. All policies covering the casualty of the Collateral are to be made payable to the Collateral Agent for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agents. In addition, each Borrower will provide loss payable and additional insured endorsements in favor of the Agents. Such endorsements shall provide for not less than thirty (30) days’ prior written notice to the Agents of the exercise of any right of cancellation and that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Loan Party or any Secured Party which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. The Borrowers will not, and will not permit any other Loan Party and its Subsidiaries to, use or permit any property to be used in any manner which would be reasonably likely to render inapplicable any insurance coverage. The Borrowers will cause any insurance or condemnation proceeds received by any Loan Party to be immediately forwarded to the Collateral Agent and the Collateral Agent shall remit such proceeds to the Administrative Agent to be applied to the reduction of the Obligations in accordance with Section 2.10(b). Original policies or certificates thereof reasonably satisfactory to the Agents evidencing such insurance shall be delivered to the Agents at least 30 days prior to the expiration of the existing or preceding policies. For the avoidance of doubt, if any portion of the Collateral is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) for which the applicable Loan Party is eligible, then such Loan Party will maintain with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with applicable rules and regulations promulgated pursuant to such Act.

SECTION 5.10 Appraisals. At any time that the Administrative Agent or Collateral Agent requests (and in any event, no less frequently than once per calendar year with respect to any Rig that has not been appraised pursuant to an FLV Appraisal completed within the immediately preceding six (6) month period), each Borrower will, and will cause each other Loan Party to, at the sole expense of the Loan Parties, provide the Agents with appraisals or updates thereof of Rigs for which appraisals have not been performed in the immediately preceding six month period from an appraiser selected and engaged by the Agents, and prepared on a basis satisfactory to the Agents, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, if no Default or Event of Default shall have occurred and be continuing and Availability at all times exceeds $15,000,000, only two (2) such appraisals or updates per calendar year shall be conducted at Borrowers’ expense; provided, further, that either Agent may require appraisals or updates more frequently at its own expense (and Borrowers shall cooperate in the completion of such appraisals and updates). Any access required to complete any appraisal made pursuant to this Section 5.10 shall not constitute an “inspection” for purposes of Section 5.06.

SECTION 5.11 Additional Collateral; Further Assurances.

(a) The Borrowers will, unless the Required Lenders otherwise consent, cause each subsidiary of any Loan Party (excluding any Non-U.S. Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Borrower by executing this Agreement through a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Party hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b) Each Borrower will, and will cause each other Loan Party to cause (i) 100% of the issued and outstanding Capital Stock of each of its Subsidiaries (other than its Non-U.S. Subsidiaries) to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request, and (ii) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Non-U.S. Subsidiary directly owned by any Borrower or any Subsidiary to be subject at all times to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Collateral Agent shall reasonably request; provided that if, as a result of a change in applicable law after the ~~date hereof~~Effective Date, a pledge of a greater percentage than 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) could not reasonably be expected to cause (1) undistributed earnings of such Non-U.S. Subsidiary (as determined for federal income tax purposes) to be treated as a deemed dividend to such Non-U.S. Subsidiary’s domestic parent or (2) other material adverse tax consequences, then the Borrowers will take steps to cause such greater percentage to be subject to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent.

(c) Without limiting the foregoing, each Borrower will, and will cause each other Loan Party and each subsidiary of a Loan Party which is required to become a Loan Party pursuant to the terms of this Agreement to, execute and deliver, or cause to be executed and delivered, to the Agents such documents and agreements, and will take or cause to be taken such actions as any Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, including but not limited to all items of the type required by Section 4.01 (as applicable).

(d) If any Loan Party proposes to acquire a fee ownership interest in real property after the date of this Agreement (to the extent such acquisition is permitted hereunder),

if an Event of Default is continuing or if Availability is ever less than $6,000,000, each Borrower will, and will cause each other Loan Party to, provide to the Collateral Agent (upon the Administrative Agent’s request, which request may be made at the Administrative Agent’s sole option) a mortgage or deed of trust granting the Collateral Agent a first priority Lien on its real property, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by the Collateral Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Collateral Agent, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5.12 Cash Management.

(a) Each Loan Party shall (i) instruct all Account Debtors of such Loan Party to remit all payments in respect of any Account on which such Account Debtor is obligated to a “P.O. Box” or “Lockbox Address” associated with a deposit account subject to a Blocked Account Agreement (each, a “Payment Account”), which remittances shall be collected by the depository institution at which such “P.O. Box” or “Lockbox Address” is maintained and deposited in such Payment Account, and (ii) except with respect to Excluded Accounts, cause each deposit account held by such Loan Party (including, without limitation, each Payment Account) to become subject to a Blocked Account Agreement pursuant to which (without limiting the terms thereof) the Collateral Agent may, during a Cash Dominion Period, exercise full dominion over such account and sweep all funds on deposit therein to an account designated by the Collateral Agent (the “Collection Account”), with such sweep instructions to be irrevocable unless otherwise agreed to by the Collateral Agent. Without limiting the foregoing, all amounts received by a Borrower or any of its Subsidiaries in respect of any deposit account (or by the depository institution at which such account is held), in addition to all other cash received from any other source, shall upon receipt be deposited into a Blocked Account. Each Loan Party agrees that it will not cause or permit proceeds of any deposit accounts to be directed to any account other than the Collection Account; provided that, so long as a Cash Dominion Period is not in effect, the Loan Parties may redirect proceeds of deposit accounts from the Collection Account to another Blocked Account by providing the Administrative Agent and the applicable depository bank with five (5) Business Days’ prior written notice.

(b) All collected amounts received in the Collection Account shall be distributed and applied on a daily basis in accordance with Section 2.10(b), except as an Agent may otherwise be directed by binding order issued by a court of competent jurisdiction.

(c) If any cash or cash equivalents owned by any Loan Party (other than (i) de minimis cash or cash equivalents from time to time inadvertently misapplied by any Loan Party, (ii) any funds which are held by any Borrower and any of their respective Subsidiaries on behalf of any customer in the ordinary course of business and (iii) any funds which are held by any Borrower and any of their respective Subsidiaries in an Excluded Account in the Ordinary Course of Business) are deposited to any account, or held or invested in any manner, otherwise than in a deposit account subject to a Blocked Account Agreement in compliance with Section 5.12(a), then the Collateral Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to an account subject to a Blocked Account Agreement in compliance with Section 5.12(a), and to cause all future deposits to be made to such account.

(d) The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Loan Party hereby acknowledges and agrees that (x) such Loan Party has no right of withdrawal from the Collection Account, (y) the funds on deposit in the Collection Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Collection Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 5.12, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Collection Account, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

SECTION 5.13 Environmental Matters. The Borrowers shall promptly notify the Lenders of any Release that triggers reporting obligations under any applicable Environmental Laws, if such Release has or could reasonably be expected to result in a Material Adverse Effect. In the event of such a Release, at the request of the Administrative Agent, the Borrowers, at their own expense, shall provide to the Lenders within ninety (90) days after the Release an environmental site assessment report of the property(ies) where such a Release has taken place or that has otherwise been impacted by the Release, by an environmental consulting firm chosen by the Borrowers and reasonably acceptable to the Administrative Agent, addressing the Release, the proposed cleanup, response or remedy and the associated cost. Not limiting the generality of the immediately preceding two sentences, if the Administrative Agent determines that a material environmental risk exists, the Administrative Agent may independently retain an environmental consulting firm to conduct an environmental site assessment of the property(ies) and the Borrowers hereby grant, and agree to cause any Subsidiary that owns such property(ies) to grant, access to the property(ties) upon reasonable notice to the Administrative Borrower, subject to the rights of tenants, during normal business hours, provided, however, that no testing, sampling or other invasive investigation shall be performed as part of such environmental site assessment.

SECTION 5.14 Post-Closing Obligations. The Loan Parties shall comply with each requirement set forth on Schedule 5.14 on or before the date referred to therein (or within such longer period as Administrative Agent may agree at its sole option) with respect to such requirement.

SECTION 5.15 Qualified ECP Guarantors. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.15 or otherwise under this Agreement, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and all Commitments and Letters of Credit have been terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all other Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid in full and no Letter of Credit shall remain outstanding, the Borrowers jointly and severally covenant and agree with the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 6.01 Indebtedness. The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the ~~date hereof~~Effective Date and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) hereof;

(c) Indebtedness of any Loan Party (other than ICD) to any other Loan Party or a Non-U.S. Subsidiary in an aggregate principal amount not to exceed $250,000 at any time outstanding, provided that:

(i) the applicable Loan Parties and Non-U.S. Subsidiaries shall have executed on the Effective Date a demand note to evidence any such intercompany Indebtedness owing at any time by any applicable Loan Party to another applicable Loan Party or Non-U.S. Subsidiary, which demand notes shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent pursuant to the Security Agreement as additional collateral security for the Obligations;

(ii) each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to the Administrative Agent; and

(iii) the obligations of the Loan Parties under any such Intercompany Notes shall be subordinated to the Obligations hereunder in accordance with Section 9.19;

(d) Guarantees by a Loan Party of Indebtedness of any other Loan Party (other than ICD) if the primary obligation is expressly permitted elsewhere in this Section 6.01;

(e) Indebtedness of any Loan Party incurred pursuant to a Permitted Rig Financing or to finance the acquisition, construction or improvement of any other fixed or capital assets, including Capital Lease Obligations; provided that, (w) the financial covenants (and related definitions) set forth in any Indebtedness permitted pursuant to this clause (e) shall not be more restrictive to the Borrowers than the financial covenants set forth in Section 6.11 hereof, (x) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding, (y) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would be caused thereby and (z) such Indebtedness does not exceed the cost of acquiring, constructing or improving the Rig (other than in the case of a Rig that was included in the Borrowing Base immediately before the completion of a Permitted Rig Financing with respect to such Rig) or other fixed or capital asset;

(f) any Indebtedness assumed in connection with a Permitted Acquisition, provided that such Indebtedness was existing at the time of the Permitted Acquisition, was not incurred in contemplation of or in connection with such Permitted Acquisition and will not become secured by a Lien on any Collateral that was owned by a Loan Party immediately before giving effect to the Permitted Acquisition;

(g) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (f) and (m) hereof; provided that, (i) the principal amount or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (iv) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (v) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(i) Indebtedness in respect of deposits or advances received in the ordinary course of business in connection with the sale of goods and services;

(j) Swap Obligations to the extent permitted under Section 6.05;

(k) Indebtedness incurred to finance insurance premiums relating to insurance requirements under Section 5.09 and directors’ and officers’ liability insurance; provided that the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(l) [reserved]; and

(m) other unsecured Indebtedness so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness is otherwise on terms and conditions (including all economic terms) satisfactory to Administrative Agent, (iii) after giving effect to the incurrence of such Indebtedness, Borrowers shall be in compliance on a pro forma basis with the financial covenants set forth in Section 6.11 hereof and (iv) no Default or Event of Default shall have occurred and be continuing or would be reasonably expected to result therefrom.

SECTION 6.02 Liens. The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances. Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 (other than any Lien junior to the Lien of the Collateral Agent described in clauses (a), (b), (c), (d), (e), (f), (h), (i) or (k) of the definition of Permitted Encumbrances (but only to the extent not yet due), clauses (l) or (m) of the definition of Permitted Encumbrances (to the extent securing obligations that are not overdue and a Reserve has been implemented for the related obligations), or clause (g) of the definition of Permitted Encumbrances) may at any time attach to any Loan Party’s (1) Accounts, (2) Rig Fleet Equipment and (3) owned real property interests.

SECTION 6.03 Fundamental Changes; Asset Sales.

(a) The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and all representations and warranties contained in this Agreement shall be true and correct in all material respects (i) any Borrower may merge into any other Borrower, provided that in the event the Administrative Borrower is party to such merger it shall be the surviving entity, and (ii) any Loan Party (other than ICD or any Borrower) may merge into (1) any Borrower in a transaction in which the Borrower is the surviving entity or (2) any other Loan Party (other than ICD or any Borrower); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrowers will not, and will not permit any other Loan Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), except that:

(i) any Loan Party may sell, transfer, lease or otherwise dispose of (1) its assets to any Loan Party, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and all representations and warranties contained in this Agreement shall be true and correct in all material respects, (2) Inventory in the ordinary course of business, (3) equipment (other than equipment that is then included in the

Borrowing Base unless no Event of Default would exist following such disposition) that is obsolete or no longer useful in its business (including equipment that is lost, destroyed or damaged during drilling operations); provided that (x) the Administrative Borrower shall provide prompt written notice to the Administrative Agent of any equipment with a book value greater than $1,000,000 that is sold, transferred, leased or otherwise disposed of, (y) immediately before such sale, transfer, lease or other disposal, such equipment shall not constitute Eligible Completed Drilling Rigs and (z) such Loan Party complies with the mandatory prepayment provisions in Section 2.11, and (4) other assets having a book value not exceeding $500,000 in the aggregate in any fiscal year, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing;

(ii) ICD may issue its Capital Stock or rights to such to GES pursuant to the exercise of the GES Warrant;

(iii) subject to Section 2.11(b)(iii), ICD may issue its Capital Stock for cash proceeds;

(iv) ICD may issue its Capital Stock in connection with employee benefit and compensation programs adopted in the Ordinary Course of Business by the governing body of ICD; and

(v) in addition to the foregoing, if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing nor would reasonably be expected to result, any Loan Party may sell, transfer, lease or otherwise dispose of its assets (other than Capital Stock in a Subsidiary or Eligible Completed Drilling Rigs); provided that (1) not less than 80% of the consideration for such sale, transfer, lease or disposal is paid in cash, (2) such Loan Party receives fair value for the assets so sold, transferred, leased or otherwise disposed of, (3) the aggregate book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (b)(iv) during any Fiscal Year shall not exceed One Million Dollars ($1,000,000) and (4) if the assets which are the subject of such sale, transfer, lease or disposal exceed $250,000, the Fixed Charge Coverage Ratio, as of the last day of the calendar month ended immediately prior to the date of such sale, transfer, lease or disposal and after giving pro forma effect to such sale, transfer, lease or disposal, is at least 1.0 to 1.0. The Net Cash Proceeds of any sale or disposition permitted pursuant to this Section 6.03(b) (other than pursuant to clause (i)(2) of this Section 6.03(b)) shall be delivered to the Administrative Agent as required by Sections 2.11(b) and (c) and applied to the Obligations as set forth therein.

(c) The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a) Permitted Investments, subject to control agreements in favor of the Collateral Agent for the benefit of the Secured Parties in form and substance satisfactory to Agents or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties in a manner satisfactory to the Agents;

(b) investments in existence on the date of this Agreement and described in Schedule 6.04;

(c) (i) investments made by any Loan Party in the Capital Stock of any wholly-owned Subsidiary which is a Loan Party, and (ii) investments made by any Subsidiary which is not a Loan Party in the Capital Stock of any Subsidiary which is a Loan Party;

(d) investments made by any Loan Party in the Capital Stock of any wholly-owned Subsidiary which is not a Loan Party, provided that the aggregate amount of all investments made under this clause (d) shall not exceed $250,000;

(e) loans or advances made by a Loan Party to any other Loan Party (other than ICD) permitted by Section 6.01;

(f) Guarantees constituting Indebtedness permitted by Section 6.01;

(g) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $15,000 to any employee and up to a maximum of $50,000 in the aggregate at any one time outstanding;

(h) notes payable, or stock or other securities issued by Account Debtors to a Loan Party in connection with the bankruptcy or reorganization of Account Debtors or in settlement or delinquent obligations of Account Debtors in the ordinary course of business and consistent with past practice;

(i) advances in the form of (x) a pre-payment of expenses, so long as such expenses are being paid in accordance with customary trade terms of such Loan Party or (y) a pre-payment or down payment on the acquisition of equipment or inventory in the Ordinary Course of Business, provided that the aggregate amount of pre-payments or down payments made to or deposited with any Person pursuant to clause (y) above shall not exceed at any time $5,000,000 unless approved in writing by Administrative Agent at its sole option;

(j) non-cash consideration received in connection with the sale, transfer, lease or disposal of any asset in compliance with Section 6.03(b)(i) in an aggregate amount not exceeding $500,000 in any Fiscal Year;

(k) Swap Agreements otherwise permitted under Section 6.05;

(l) Permitted Acquisitions and Capital Expenditures permitted hereunder; provided, however, that prior to commencing the construction of, contracting for the construction (including labor and materials) of, or acquiring materials related to the construction of, a Rig that is not owned by a Borrower as of the Effective Date, Borrowers shall obtain the approval of their respective board of directors or equivalent governing body for the commencement of such construction, execution of such contracts and acquisition of such materials;

(m) investments occurring as a result of Restricted Payments made under Section 6.06(c) or (d); and

(n) additional investments not to exceed $1,000,000 in the aggregate outstanding at any one time, provided that on the date any such investment is made (i) no Default or an Event of Default has occurred and is continuing or would result therefrom and (ii) the average daily Availability for the immediately preceding ninety (90) day period is at least $15,000,000 and the Borrowers’ Availability after giving effect to such investment is at least $15,000,000.

SECTION 6.05 Swap Agreements. Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or its Subsidiaries has actual exposure (other than those in respect of Capital Stock of any Loan Party or its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap or collar interest rates with respect to any interest-bearing liability of the Loan Party or its Subsidiaries or to exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing investment of the Loan Party or its Subsidiaries.

SECTION 6.06 Restricted Payments. Borrowers will not, and will not permit any other Loan Party or any Subsidiary of any Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Loan Party may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock,

(b) Loan Parties (other than ICD) and wholly-owned Subsidiaries of Loan Parties may declare and pay dividends with respect to their Capital Stock to any Loan Party or any wholly-owned subsidiary of a Loan Party,

(c) so long as no Default or Event of Default shave have occurred and be continuing, ICD may redeem or repurchase Capital Stock issued by ICD (or outstanding options to acquire Capital Stock issued by ICD) held by any of its stockholders upon the death, disability or termination of employment of any such stockholder or in connection with the payment of withholding or similar Taxes owing by an employee in connection with the exercise of an option to purchase of or the vesting of restricted shares of Capital Stock issued by ICD, provided that the aggregate of all such redemptions and repurchases shall not exceed $500,000 in the aggregate after the Effective Date,

(d) ICD may redeem or repurchase fractional shares (or cash payments in lieu of the issuance of fractional shares) of Capital Stock issued by ICD in connection with stock issuances, stock splits or stock dividends of such Capital Stock; provided that the aggregate of all such redemptions, repurchases and cash payments in lieu shall not exceed $10,000 in the aggregate in any Fiscal Year,

(e) ICD may issue its Capital Stock to GES pursuant to the exercise of the GES Warrant, and

(f) any Loan Party may make payments in accordance with the agreements listed on Schedule 3.18 so long as no such payment shall cause the occurrence of a Default or an Event of Default under this Agreement.

SECTION 6.07 Transactions with Affiliates. The Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Party or its Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among a Loan Party and another Loan Party that is a wholly owned Subsidiary of a Loan Party not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and (d) the transactions set forth in the agreements listed in Section 3.18 so long as such transactions, individually or in the aggregate, will not cause the occurrence of a Default or an Event of Default and would not reasonably be expected to cause a Default or an Event of Default.

SECTION 6.08 Restrictive Agreements. Borrowers will not, and will not permit any other Loan Party or its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrowers or any other Subsidiary of any Borrower or to Guarantee Indebtedness of the Borrowers or any other Subsidiary of any Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the ~~date hereof~~Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09 Amendment of Material Documents. Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, amend, modify or waive any of its rights or obligations under (a) a its Charter Documents, (b) its form of customer contract in any material manner (provided that any amendment, modification or waiver of the following kind shall, without limitation, be deemed to be material: any amendment, modification or waiver that (i) affects the assignability of such contract to any Borrower’s lenders and financing sources, (ii) provides any Person any Lien in respect of any Rig or its proceeds, (iii) affects the ability of the Administrative Agent to remove any Rig from the jobsite location in connection with the exercise of remedies under the Loan Documents or (iv) would reasonably be expected to have an adverse effect on the Lenders or any Agent), (c) any other Material Agreement, or (d) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would reasonably likely have a Material Adverse Effect.

SECTION 6.10 Prepayment of Indebtedness. Borrowers will not, and will not permit any Loan Party or its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations; (b) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.03; (c) Indebtedness permitted by Section 6.01 so long as (i) with respect to any such Indebtedness that is contractually subordinated to the Loans or other Obligations, the terms of the agreement or agreements governing such subordination permit such purchase, redemption, defeasance or prepayment; and (ii) no Default or Event of Default has occurred and is continuing or would result from such purchase, redemption, defeasance or prepayment.

SECTION 6.11 Financial Covenants.

(a) [Reserved].

(b) Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio as of the last day of any calendar month ~~during any FCCR Test Period~~ to be less than 1.10 to 1.00.

(c) Rig Utilization Ratio. The Borrowers will maintain a Rig Utilization Ratio, measured for the six-month period ending as of the last day of each calendar month, beginning with the calendar month ended January 31, 2015, of no less than the correlative percentage indicated:

Calendar Month	Rig Utilization Ratio
January 31, 2015 February 28, 2015 March 31, 2015 April 30, 2015 May 31, 2015 June 30, 2015 July 31, 2015 August 31, 2015 September 30, 2015 October 31, 2015 November 30, 2015 December 31, 2015	60%
January 31, 2016 February 29, 2016 March 31, 2016 April 30, 2016 May 31, 2016 June 30, 2016 July 31, 2016 August 31, 2016 September 30, 2016 October 31, 2016 November 30, 2016 December 31, 2016	~~70~~60%
January 31, 2017	70%
January 31, ~~2017,~~2018, and on the last day of each calendar month thereafter~~.~~	~~80~~75	%~~”~~

(d) Maximum Leverage Ratio. The Borrowers and their Subsidiaries will not permit the Leverage Ratio as of the last day of any Fiscal Quarter~~, beginning with the Fiscal Quarter ending December 31, 2014,~~ to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
~~December 31, 2014~~	~~4.00 to 1.00~~
~~March 31, 2015~~	~~4.00 to 1.00~~
~~June 30, 2015~~	~~4.00 to 1.00~~
September 30, 2015	4.00 to 1.00
December 31, 2015	3.75 to 1.00
March 31, 2016	3.75 to 1.00
June 30, 2016	~~3.50~~4.00 to 1.00
September 30, 2016	~~3.25~~4.25 to 1.00
December 31, 2016	4.50 to 10.00
March 31, 2017	4.00 to 1.00
~~December 31, 2016~~June 30, 2017, and on the last day of each fiscal quarter thereafter	3.00 to 1.00

SECTION 6.12 Sale Leasebacks. Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

SECTION 6.13 Change of Corporate Name or Location; Change of Fiscal Year. Borrowers will not, and will not permit any Loan Party to, (a) change its name as it appears in official filings in the state of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Agents and after Collateral Agent’s written acknowledgment (which shall not be unreasonably withheld or delayed) that any reasonable action requested by Collateral Agent in connection therewith, including to continue the perfection of any Liens in favor of Collateral Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the continental United States. No Loan Party shall change its Fiscal Year.

SECTION 6.14 Billing, Credit and Collection Policies. Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, make any change in their respective billing, credit and collection policies, which change would, based upon the facts and circumstances in existence at such time, change in any material respect the assumptions underlying the definition of “Eligible Accounts” or reasonably be expected to materially adversely affect the collectability, credit quality or characteristics of the Accounts, or the ability of the Borrowers to perform their obligations, or the ability of the Collateral Agent to exercise any of its rights and remedies, hereunder or under any other Loan Document.

SECTION 6.15 Equity Issuances. Borrowers will not, and will not permit any Loan Party or its Subsidiaries to, issue any preferred stock or other Capital Stock which requires the payment of dividends or mandatory redemptions or other distributions, except for preferred stock where (a) all dividends in respect of which are to be paid in additional shares of such preferred stock, in lieu of cash or (b) all payments in respect of which are not due and payable until after the Maturity Date.

SECTION 6.16 Hazardous Materials. No Loan Party or its Subsidiaries shall cause or suffer to exist any release of any Hazardous Material on, at, in, under, above, to or from any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or its Subsidiaries that would violate any Environmental Law, form the basis for any

Environmental Liabilities or otherwise adversely affect the value or marketability of any real or immovable property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any other property, other than such releases, violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

SECTION 6.17 Identification of Rig Fleet Equipment. The Borrowers will not permit any Rig to fail to be numbered with identifying numbers as set forth on Schedule 3.27 or fail to be conspicuously and permanently marked as property of a Borrower. The Borrowers will not change the identifying number of any Rig without prior written notice to the Administrative Agent.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 EVENTS OF DEFAULT. Any of the following shall constitute an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan or reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or other amount (other than such amount referred to in clause (a) above) payable under this Agreement, within three Business Days after the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of any Loan Party in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in ~~Sections~~Section 5.01, 5.02(a), 5.03 (with respect to a Loan Party’s existence), ~~5.08,~~5.08 or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) through (d) above) or in any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days if such breach relates to terms or provisions set forth in Article V of this Agreement (other than those provisions in Article V specified in clause (d) above) or (ii) thirty (30) days if such breach relates to any other term or provision of this Agreement or any other Loan Document;

(f) (i) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material

Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f)(ii) shall not apply to secured Material Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any of its Subsidiaries or either of its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, reorganization, adjustment of debt, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any such Subsidiary or for a substantial part of either of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or any Loan Party shall dissolve or commence any dissolution proceeding;

(j) (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment or (ii) any Loan Party or any of its Subsidiaries shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being Properly Contested;

(k) (i) a Lien shall have arisen, or in the reasonable opinion of the Required Lenders, may reasonably be expected to arise, under the terms of ERISA or the Code with respect to any Plan, or (ii) an ERISA Event or unfunded liability arising under a Non-U.S. Plan shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and unfunded Non-U.S. Plan liabilities that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or this Agreement, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o) (i) an uninsured loss occurs with respect to any portion of the Collateral, which loss would reasonably be expected to have a Material Adverse Effect or (ii) any other event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Obligations then outstanding to be due and payable in whole, and thereupon the principal of the Loans and Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (including, without limitation, without notice of intent to accelerate and without notice of acceleration), all of which are hereby waived by the Borrowers, and/or (iii) require the Loan Parties to furnish cash collateral in an amount equal to 105% of the aggregate face amount of all outstanding Letters of Credit Obligations to be held and applied in accordance with Section 2.06(c). In case of any event with respect to any Borrower described in clause (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder including the obligation to furnish cash collateral with respect to all Letter of Credit Obligations as aforesaid, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

SECTION 7.02 Remedies Upon Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, the Agents may (and at the direction of the Required Lenders, shall) proceed to protect and enforce their rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Loan Parties. No remedy herein or in any Loan Document is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 7.03 Application of Funds. After (i) an Event of Default has occurred and is continuing and (ii) the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be cash collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

first, to pay or prepay any fees, indemnities, expense reimbursements or other Obligations then due to the Administrative Agent and the Collateral Agent in their capacities as such,

second, to pay or prepay all amounts then due and payable to the Administrative Agent on account of Protective Advances,

third, to pay or prepay all amounts then owed to the Swingline Lender on account of Swingline Loans,

fourth, to ratably pay or prepay all amounts owed to the Issuing Bank(s) on account of Letter of Credit Obligations,

fifth, to ratably pay or prepay all interest and fees owed on account of the Loans,

sixth, to ratably pay or prepay all principal amounts of the Loans then outstanding,

seventh, to provide cash collateral for any outstanding Letters of Credit,

eighth, to ratably pay any other expense reimbursements or other Obligations then due and payable to the Lenders (other than with respect to Banking Services Obligations and Swap Obligations), and

ninth, to ratably pay off any amounts owing by the Borrowers with respect to Banking Services Obligations and Swap Obligations.

The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations owing to the Administrative Agent and Lenders. All amounts owing under this Agreement in respect of such Obligations including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding. Administrative Agent’s calculation of the allocation of amounts under the foregoing clauses shall be conclusive and binding upon Secured Parties absent manifest error.

Notwithstanding the foregoing, Banking Services Obligations and Swap Obligations shall be excluded from the application described above or any other application of proceeds set forth in the Loan Documents, if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the provider of the same.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment and Authorization. Each Lender hereby designates and appoints each of the Agents as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as such on the express conditions contained in this Article VIII. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term “agents” in this Agreement with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which such Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria and other determinations with respect to the calculation of the Borrowing Base, (b) the making of Protective Advances pursuant to Section 2.04, and (c) the exercise of remedies pursuant to Article VII, and any action so taken or not taken shall be deemed consented to by the Lenders.

SECTION 8.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, attorneys-in-fact or through its Related Parties and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Party that it selects as long as such selection was made without gross negligence or willful misconduct.

SECTION 8.03 Liability of the Agents. None of the Agents or any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby, and each Loan Party and Secured Party hereby waives and agrees not to assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as finally determined in a non-appealable decision of a court of competent jurisdiction. Without limiting the foregoing, none of the Agents or any of their respective Related Parties shall be: (i) responsible to any other Secured Party for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any other Loan Document or any related agreement, document or order; (ii) required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents; (iii) responsible to any other Secured Party for the state or condition of any properties of the Loan Parties constituting Collateral for the Obligations or any information contained in the books or records of the Loan Parties; (iv) responsible to any other Secured Party for the validity, enforceability, collectability, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) responsible to any other Secured Party for the validity, priority or perfection of any Lien securing or purporting to secure the Obligations or for the value or sufficiency of any of the Collateral.

SECTION 8.04 Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, Electronic Transmission, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 9.03) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

SECTION 8.05 Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless such Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Agents shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 7.01; provided, however, that unless and until an Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

SECTION 8.06 Credit Decision. Each Lender acknowledges that none of the Agents or any of their respective Related Parties has made any representation or warranty to it, and that no act by an Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by such Agent or Related Parties to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or Related Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent or Related Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, neither Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Borrower which may come into the possession of any of such Agent or its Related Parties.

SECTION 8.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender agrees to severally (and not jointly) indemnify each Agent (to the extent not reimbursed by the Loan Parties and without limiting the obligations of the Loan Parties hereunder), ratably according to its Applicable Percentages of the Aggregate Exposure, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. Without limiting the foregoing, each Lender agrees severally (and not jointly) to reimburse each Agent promptly upon demand, ratably according to its Applicable Percentage of the Aggregate Exposure, for any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loans Parties. The obligations of the Lenders under this Section 8.07 are subject to Section 9.14 (which shall apply mutatis mutandis to the Lenders’ obligations under this Section 8.07(c)). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation of any Agent.

SECTION 8.08 The Agents in Individual Capacity. The financial institutions serving as Administrative Agent or Collateral Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Affiliates as though they were not Agents hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, such financial institutions or their respective Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Borrower or such Affiliate) and acknowledge that neither such Agent nor such financial institution shall be under any obligation to provide such information to the Lenders. With respect to its Loans and participations in Letters of Credit and Swingline Loans hereunder, such financial institutions shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” include such financial institutions in their individual capacities.

SECTION 8.09 Successor Agents.

(a) Any Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as an Agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the term “Administrative Agent,” “Collateral Agent,” or “Agents,” as the case may be, shall mean such successor agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. Any resignation by CIT Finance LLC as

Administrative Agent pursuant to this Section 8.09(a) shall also constitute its resignation as the Collateral Agent, as a Swingline Lender and as the Issuing Bank, unless otherwise specifically stated in writing by CIT Finance LLC at its sole option.

(b) If within forty-five (45) days after written notice is given of the retiring Agent’s resignation under this Section 8.09 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (or such later date as such retiring Agent may in its sole discretion notify the Lenders and the Administrative Borrower) (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder as Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 8.10 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien upon any Collateral and to terminate any guarantee (i) upon the termination of the Commitments and payment and satisfaction in full of all Loans and reimbursement obligations in respect of Letters of Credit, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made); (ii) constituting property being sold or disposed of (or being encumbered pursuant to clause (l) of the Permitted Encumbrance definition) if the Loan Party disposing of such property certifies to the Collateral Agent that the sale or disposition (or encumbrance) is made in compliance with Section 6.03 (or if applicable, a Permitted Encumbrance permitted under said clause (l)) (and the Collateral Agent may rely conclusively on any such certification without further inquiry); (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement; or (v) pursuant to Section 8.10(b). Except as provided above, the Collateral Agent will not release any of its Liens without the prior written authorization of the Lenders (as required by Section 9.03); provided that the Collateral Agent may, in its discretion, release the Collateral Agent’s Liens on Collateral valued in the aggregate not in excess of $250,000 during each Fiscal Year without the prior written authorization of any Lender. Upon request by the Collateral Agent or the Borrowers at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 8.10.

(b) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Capital Stock or assets of a Loan Party to a person that is not (and is not required to become) a Loan Party, in each case in a transaction not prohibited by Section 6.03 and so long no Event of Default is then continuing or would result therefrom, the Collateral Agent shall promptly (and the Lenders hereby authorize the Collateral

Agent to) take such action and execute any such documents as may be reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to release, share or subordinate any Liens created by any Loan Document in respect of such assets or Capital Stock, and, in the case of a disposition of the Capital Stock of any Subsidiary that is a Loan Party in a transaction not prohibited by Section 6.03 and as a result of which such Subsidiary would cease to be a Loan Party, thus terminating such Subsidiary’s Guaranty obligation under the Guarantee and Collateral Agreement (other than with respect to obligations that expressly survive a termination); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, the Collateral Agent agrees to take such actions as are reasonably requested by the Administrative Borrower and at the Administrative Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full and all Letters of Credit and Commitments are terminated, and upon receipt by the Administrative Agent, for the benefit of Agents and Lenders, of liability releases from the Loan Parties in form and substance satisfactory to the Administrative Agent. Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or Subsidiary of the Administrative Borrower shall no longer be deemed to be made once such Capital Stock or asset is so conveyed, sold, leased, assigned, transferred or disposed of. Upon any release or termination in connection with the foregoing, the Collateral Agent shall (and is hereby authorized by the Lenders to) execute such documents as may reasonably requested by the Administrative Borrower to evidence the release of the Collateral Agent’s Liens upon such Collateral all without recourse or warranty. Notwithstanding the foregoing or the payment in full of the Obligations, Collateral Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agents may incur as a result of dishonored checks or other items of payment received by Agents from any Borrower or any Account Debtor and applied to the Obligations, Agents shall, at their option, (i) have received a written agreement satisfactory to Agents, executed by Administrative Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying the Agents and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as the Agents, in their reasonable discretion, may deem necessary to protect the Agent and each Lender from any such loss or damage.

(c) The Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and its capacity as one of the Lenders, and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

(d) In the event of a foreclosure by any Agent on any of the Collateral pursuant to a public or private sale or any court ordered sale of the Collateral, such Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and such Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Agent at such sale.

(e) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings in connection with such enforcement shall be instituted and maintained exclusively by, the applicable Agent (or its agents or designees) in accordance with the Loan Documents for the benefit of the applicable Secured Parties; provided that the foregoing shall not prohibit (i) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Loan Documents, (ii) each of the Issuing Bank and the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as such) hereunder and under the other Loan Documents, (iii) any Lender or Participant from exercising setoff rights in accordance with Section 9.09, (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Bankruptcy Code or other debtor relief law or (v) any Lender from exercising any express right or remedy of such Lender under the Loan Documents where an Agent does not have the power and authority under the Loan Documents to act on behalf of such Lender; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the applicable Agent pursuant to Section 8.10 and (B) in addition to the matters set forth in Section 8.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Prior to the initial commencement of the exercise of the Collateral Agent’s secured creditor remedies as to the Rigs, the Collateral Agent shall endeavor to consult with the Lenders regarding the nature of the secured remedies it proposes to commence, provided that nothing in this sentence shall (i) confer any right or remedy in favor of any Loan Party or (ii) confer any consent or blocking right in respect of the exercise, the manner of exercise or any other aspect related to such remedies.

SECTION 8.11 Restrictions on Actions by Lenders. Each of the Lenders agrees that it shall not, unless specifically requested to do so by the Administrative Agent or unless acting as part of the Required Lenders, take or cause to be taken any action to enforce its rights under this Agreement or against any Loan Party, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

SECTION 8.12 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

SECTION 8.13 Concerning the Collateral and the Related Loan Documents. Each Lender agrees that any action taken by an Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by an Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

SECTION 8.14 Reports and Financial Statements; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Agents furnish such Lender, promptly after it becomes available, (i) a copy of all financial statements to be delivered by the Borrowers hereunder, (ii) a copy of any notice of Default or Event of Default received by such Agent and (iii) a copy of each Report;

(b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d) agrees to keep all Reports confidential in accordance with Section 9.13; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Person or Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Person or Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable costs of counsel) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.15 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) be authorized to act for, any other Lender.

SECTION 8.16 Lead Arranger; Syndication Agent; Documentation Agent. None of the Lead Arranger, Syndication Agent or the Documentation Agent shall have any duties, liabilities, right, power or responsibilities hereunder in its capacity as such.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Transmission (and subject to Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Administrative Borrower at:

Independence Contract Drilling, Inc.

11601 N. Galayda Drive

Houston, Texas 77086

Attention: Philip A. Choyce

Facsimile No: (281) 605-5034

E-mail: pchoyce@icdrilling.com

(ii) if to the Administrative Agent, Collateral Agent or the Swingline Lender, to:

c/o CIT Finance LLC

11 West 42nd St., 12th Floor

New York, New York 10036

Attention: Regional Credit Manager

Facsimile No: (212) 771-6023

E-mail: John.Feeley@cit.com

with a copy to:

CIT Finance LLC

11 West 42nd St., 12th Floor

New York, New York 10036

Attention: Law Department – Commercial & Industrial

Facsimile No: (212) 771-9520

E-mail: ~~Jorge.Wagner@cit.com~~ Fred.Avila@cit.com

with an additional copy to (for informational purposes only):

Holland & Knight LLP

200 Crescent Court, Suite 1600

Dallas, Texas 75201

Attention: Eric W. Kimball

Facsimile No.: (214) 964-9501

E-mail: Eric.Kimball@hklaw.com

(iii) if to any other Lender, to it at its address or facsimile number or e-mail address set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(b) All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iii) sent by Electronic Transmission shall be deemed to have been given (x) if delivered by posting to an E-System or other Intranet or extranet-based website, prior to 5:00 p.m., New York City time, on the date of such posting and (y) if delivered by any other Electronic Transmission, prior to 5:00 p.m., New York City time, on the date of transmission thereof.

SECTION 9.02 Electronic Transmissions; Public-Side Lenders.

(a) Authorization. Each Agent and its Related Parties is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein; provided, however, that no notice to any Loan Party shall be made by posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-Fax. Each Borrower and each Secured Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing each Agent and its Related Parties to transmit Electronic Transmissions.

(b) Signatures. No Electronic Transmission shall be denied legal effect merely because it is made electronically. Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Electronic Transmission, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof. Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each E-Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Electronic Transmission shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Electronic Transmission or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to this Section 9.02, separate terms and conditions posted or referenced in such E-System and related agreements, documents or other instruments executed by Secured Parties and Loan Parties in connection with such use. Notwithstanding the foregoing, if the confidentiality restrictions posted or referenced in such E-System conflict with the confidentiality restrictions set forth in this Agreement, then the confidentiality restrictions of this Agreement shall govern and control.

(d) Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” No Agent or any of their Related Parties warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by any Agent or any of its Related Parties in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects. Each Borrower and each Secured Party (other than the Administrative Agent) agrees that no Agent have any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with all Electronic Transmissions or otherwise required for any E-System.

(e) Public-Side Lenders. Each Borrower hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders who do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Borrowers agree to clearly and conspicuously designate as “PUBLIC” all materials that the Loan Parties intend to be made available to Public Lenders. By designating such materials as “PUBLIC”, the Borrowers authorize such materials to be made available to a portion of any E-System designated “Public Investor” (or equivalent designation), which is intended to contain only information that (x) prior to any public offering of securities by ICD or any other Loan Party, is of a type that would be contained in a customary offering circular for an offering of debt securities made in reliance on Rule 144A under the Securities Act or (y) following any public offering of securities by ICD or any other Loan Party, is either publicly available or not material information (though it may be sensitive and proprietary) with respect to parent or any Loan Party or its securities for purposes of United States Federal and State securities laws.

SECTION 9.03 Waivers; Amendments.

(a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.03(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of Event of Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document (other than the Fee Letter) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and (x) the Required Lenders or (y) the Administrative Agent, with the consent of the Required Lenders, or (ii) in the case of any other Loan Document (other than the Fee Letter), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce or forgive the principal amount of any Loan owing to any Lender or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder to any Lender, without the written consent of such Lender;

(iii) postpone the maturity of any Loan owing to any Lender, or any scheduled date of payment of the principal amount of any Loan owing to any Lender, or any date for the payment of any interest, fees or other Obligations payable hereunder to any Lender, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender;

(iv) increase the sum of aggregate Commitments to an amount in excess of $~~155,000,000,~~125,000,000, except with the consent of each Lender or except as contemplated under Section 2.01(c);

(v) change Section 2.10(b), Section 2.11(c) or Section 7.03 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender affected thereby;

(vi) increase the advance rates or modify the definition of “Borrowing Base” or any component definition directly used in such definition if such increase or modification would increase Availability, in each case without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to establish, change or eliminate Reserves (provided further that to make any financial covenants less restrictive, the consent of the Required Lenders shall be required);

(vii) change any of the provisions of this Section 9.03(b) or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(viii) except as provided in Section 8.10 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender;

(ix) affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be; or

(x) contractually subordinate any of the Liens granted to the Collateral Agent without the consent of each Lender, provided, however, this subparagraph (ix) shall not apply to a subordination of the Liens granted to the Collateral Agent if such subordination arises pursuant to the granting of liens or superpriority claims pursuant to Section 364 of Title 11 of the United States Code (the “Bankruptcy Code”) or any other provision of the Bankruptcy Code.

(c) Notwithstanding the foregoing, neither the consent of the Required Lenders nor the consent of any affected Lender shall be required for any amendment or supplement to this Agreement entered into pursuant to or in connection with Section 2.01(c) (except that to make financial covenants less restrictive, the consent of the Required Lenders shall be required).

(d) The Administrative Agent may (i) amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, (ii) with consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, and (iii) waive payment of the fee required under Section 9.05(b)(ii)(C).

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Borrowers may elect to replace all, but not less than all, Non-Consenting Lenders as Lenders party to this Agreement, provided that, concurrently with such replacement, (i) one or more Eligible Assignees shall agree, as of such date, to purchase for cash the Loans and other

Obligations due to the Non-Consenting Lenders pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lenders to be terminated as of such date and to comply with the requirements of Section 9.05(b), and (ii) the Borrowers shall pay to each such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans and Obligations of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.04 Expenses; Indemnity; Damage Waiver.

(a) Expenses. (i) The Borrowers shall pay all reasonable, documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication as of the Effective Date or pursuant to Section 2.01(c) and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) the Borrowers shall pay all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any advisors, consultants, accountants or counsel for the Agents, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.04, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred in connection with any sale or other realization upon the Collateral or during any workout, restructuring, negotiations or a solvency or bankruptcy proceedings in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section 9.04(a) include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) subject to the limitations set forth in Section 5.10, appraisals of all or any portion of the Collateral (including travel, lodging, meals and other out-of-pocket expenses of the appraisers);

(ii) subject to the limitations set forth in Section 5.06, field examinations and the preparation of Reports at either the Collateral Agent’s then customary charge (such charge is currently $1,000 per day (or portion thereof) for each Person employed by the Collateral Agent (who may be an employee of Collateral Agent) with respect to each field examination) or at the fee charged by a third party retained by the Collateral Agent, plus in each case travel, lodging, meals and other out of pocket expenses;

(iii) lien searches;

(iv) taxes, fees and other charges for recording any Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Loans or to another deposit account, all as described in Section 2.18(c).

(b) Indemnities. The Borrowers shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, the Documentation Agent, the Syndication Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, on an after-Tax basis, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the handling of the Funding Accounts, Collection Account, any account subject to a Blocked Account Agreement and Collateral of Borrowers as herein provided, (iv) the Agent, Issuing Bank or Lender relying on any instructions of the Administrative Borrower, (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or any Loan Party is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee in a final nonappealable order or judgment.

(c) No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, however, that the foregoing shall not, and shall not be deemed to, release any Person from liability arising under this Agreement (if any) resulting from such Person’s failure to comply with Section 9.13 hereof. The relationship between any Loan Party, on the one hand, and the Lenders, the Issuing Bank and the Agents, on the other hand, shall be solely that of debtor and creditor. None of the Agents, the Issuing Bank or any Lender (i) shall have any fiduciary responsibilities to any Loan Party, or (ii) undertakes any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section shall be payable promptly after written demand therefor.

(e) In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 9.05 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.05(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 9.05(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of assignments of Commitments, unless each of the Administrative Borrower and the Administrative Agent otherwise consent (such consent of Administrative Borrower not to be unreasonably withheld, conditioned or delayed), provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing, provided further that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) after giving effect to any partial assignment of a Lender’s Commitment, the assignor’s Commitment shall not be less than $5,000,000;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable to the Administrative Agent (unless waived by the Administrative Agent at its sole option); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.05(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.05 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.05(c).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and interest owing on, the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as the absolute owner of any Obligations held by such Person, as included in the Register, for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.05(b), if applicable and any written consent to such assignment required by Section 9.05(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04, 2.05, 2.06, 2.07(b), 2.18(e) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Person a party to this Agreement (other than as is required under the definition of “Eligible Assignee”), sell participations to one or more banks or other entities who would otherwise constitute Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iii) of the first proviso to Section 9.03(b) that affects such Participant. Subject to Section 9.05(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participation Register”) in a manner that shall cause the Loans to be considered to be in “registered form” for purposes of Section 163(f) of the Code; provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is registered under Section 5f.103-1(c) of the U.S. Federal Income Tax Regulations, or as reasonably requested by the Borrowers in order to comply with their respective reporting and withholding obligations under FATCA. The entries in the Participation Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or an Affiliate of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Securitization. In addition to any other assignment permitted pursuant to this Section, Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (“Lender Parties”) may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Securitization may be rated by a rating agency. The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders or rating agencies in connection with the rating of the Loans or the Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Securitization, including any investors in a securitization entity (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which the Lender Parties or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Partiers in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of any Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender or any Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER OR AFFILIATE THEREOF SHALL EXERCISE ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

SECTION 9.10 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE LOAN PARTIES AND SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ISSUING BANK OR

LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH OF THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.10(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality.

(a) Each Borrower acknowledges that (i) from time to time financial advisory, investment banking and other services may be offered or provided to it (in connection with this Agreement or otherwise) by each Lender or by one or more subsidiaries of such Lender and (ii) information delivered to each Lender by the Loan Parties may be provided to each such subsidiary and affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 9.13(b) as if it were a Lender under this Agreement.

(b) Each of the Administrative Agent, the Issuing Bank and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, advisors, managers and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or required by any regulatory authority or by the NAIC, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any nationally recognized rating agency or service (including Moody’s Investor Services, Inc., Standard and Poor’s Ratings Group and Fitch Ratings Ltd.) that requires access to information about a Lender’s (or a potential Lender’s) investment portfolio in connection with ratings to be issued with respect to such Lender (or potential Lender) or with respect to an Approved Fund, (vii) subject to an agreement containing provisions substantially similar to those set forth in this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any investor or prospective investor in an Approved Fund and any trustee, collateral manager, servicer, noteholder or secured party in an Approved Fund or (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) with the consent of the Administrative Borrower, or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to any Agent, Issuing Bank or Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section 9.13, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, Issuing Bank or Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent or Lender may issue and disseminate to the public general information describing this credit facility, including the names and addresses of the Borrowers and a general description of the Borrowers’ businesses, and may (so long as the Administrative Borrower has previously reviewed and approved the form of such advertisement or promotional materials) use Borrowers’ names in published advertising and other promotional materials. The obligations of the Administrative Agent, the Issuing Bank and the Lenders under this Section 9.13 shall terminate upon the termination of the Commitments and the payment and satisfaction in full of all Loans and Letter of Credit Obligations.

SECTION 9.14 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.16 Execution of Loan Documents. The Lenders hereby empower and authorize the Administrative Agent and Collateral Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Administrative Borrower; Joint and Several Liability.

(a) Each Borrower hereby irrevocably appoints Independence Contract Drilling, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agents, Issuing Bank and Lenders with all notices with respect to Borrowings and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Borrowings and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Funding Accounts, Collection Account, any account subject to a Blocked Account Agreement and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that no Agent, Issuing Bank or Lender shall incur any liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Funding Accounts, Collection Account, any account subject to a Blocked Account Agreement and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents, Issuing Bank and Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each Agent, Issuing Bank and Lender and hold it harmless against any and all liability, expense, loss or claim of damage or injury, made against such Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Funding Accounts, Collection Account, any account subject to a Blocked Account Agreement and Collateral of Borrowers as herein provided, (b) such Agent, Issuing Bank or Lender relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent, Issuing Bank or Lenders hereunder or under the other Loan Documents, except that Borrowers will have no liability under this Section 9.18 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such indemnified party.

(b) Unless otherwise specifically provided herein, all references to “Borrower” or “Borrowers” herein shall refer to and include each of the Borrowers separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to any Agent or Lender by the Borrowers shall be deemed to be ratified by, consented to and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of “Borrower” or “Borrowers” under this Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly or against each of the Borrowers separately.

(c) All Loans to the Borrowers, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations of the Borrowers, regardless of the manner or amount in which proceeds of such Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations of the Borrowers shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents, the Issuing Bank and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers. Each Borrower’s obligations under this Agreement and as an obligor under the Collateral Documents shall be separate and distinct obligations. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(d) With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been indefeasibly paid in full, the Commitments and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.

(e) Subject to Section 9.18(d), to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 9.18(e) is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 9.18(e) is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent, the Issuing Bank and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 9.18(e) or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, each Agent, the Issuing Bank and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

(f) Each Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, or (ii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.

SECTION 9.19 Subordination of Intercompany Indebtedness. Each Borrower hereby agrees that any Indebtedness (along with any Lien, whether now or hereafter arising, purporting to secure such Indebtedness) of any other Borrower or Loan Party now or hereafter owing to such Borrower, whether heretofore, now or hereafter created (the “Borrower Subordinated Debt”), is hereby subordinated to all of the Obligations and that, except as permitted under Section 6.10, the Borrower Subordinated Debt shall not be paid in whole or in part until the Obligations have been paid in full and this Agreement is terminated and of no further force or effect. No Borrower shall accept any payment of or on account of any Borrower Subordinated Debt at any time in contravention of the foregoing. Each payment on the Borrower Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Borrower as trustee for the Secured Parties and shall be paid over to the Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner such Borrower’s liability hereunder. Each Borrower agrees to file all claims against the Borrower or Loan Party from whom the Borrower Subordinated Debt is owing in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Borrower Subordinated Debt, and the Administrative Agent shall be entitled to all of such Borrower’s rights thereunder. If for any reason a Borrower fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact, and the Administrative Agent is hereby authorized to act as attorney-in-fact in such Borrower’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Borrower hereby assigns to the Administrative Agent all of such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than such Borrower’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto. In addition, each Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Borrower’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower or Loan Party from whom the Borrower Subordinated Debt is owing.

SECTION 9.20 Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement. This Agreement and the other Loan Documents govern the present relationship among the Loan Parties, Administrative Agent, the Lenders and the other Persons a signatory hereto. This Agreement, however, is in no way intended, nor shall it be construed, to affect, replace, impair or extinguish the creation, attachment, perfection or priority of the security interests in, and other Liens on, the Collateral, which security interests and other Liens each of the Loan Parties, by this Agreement, acknowledges, reaffirms and confirms to Administrative Agent and the Lenders. In addition, except as otherwise provided herein, all monetary obligations and liabilities and indebtedness of any Loan Party created or existing under, pursuant to, or as a result of, the Existing Credit Agreement (the “Existing Credit Agreement

Obligations”) shall continue in existence within the definition of “Obligations” under this Agreement, which obligations, liabilities and indebtedness the Loan Parties, by this Agreement, acknowledge, reaffirm, confirm and assume. The Loan Parties agree that any outstanding commitment to make advances or otherwise extend credit or credit support to any Loan Party and each other obligation of any Person (other than a Loan Party) which is a party to the Existing Credit Agreement are hereby terminated. The Loan Parties represent and warrant that none of them have assigned or otherwise transferred any rights arising under the Existing Credit Agreement. In order to induce Administrative Agent and the Lenders to enter into this Agreement on the Effective Date, each Borrower hereby represents, warrants and covenants to Administrative Agent and the Lenders that it has determined that each Borrower will benefit specifically and materially from the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement on the Effective Date and that each Borrower requested and bargained for the structure and terms of and security for the Loans contemplated by this Agreement on the Effective Date. Amounts in respect of interest, fees and other amounts payable to or for the account of Administrative Agent, Swingline Lender, Issuing Bank and Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Effective Date (and such amounts shall be payable to the applicable Persons a party to the Existing Credit Agreement in accordance with the Existing Credit Agreement) and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Effective Date. On the Effective Date, each Lender shall settle with Administrative Agent so that, after giving effect to such settlement, each Lender holds its pro rata share of the outstanding Loans and of all participation interests in all Swingline Loans and Letters of Credit.

SECTION 9.21 Release. TO THE EXTENT NOT PROHIBITED BY LAW, EACH LOAN PARTY HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER WAIVES AND DISCHARGES ADMINISTRATIVE AGENT, EACH LENDER, EACH OTHER PERSON A PARTY TO THE EXISTING CREDIT AGREEMENT IN ITS INDIVIDUAL CAPACITY AND ANY REPRESENTATIVE CAPACITY, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER DIRECTORS, OFFICERS, AGENTS, AND EMPLOYEES, AND EACH OF THEIR RESPECTIVE PREDECESSORS, SUCCESSORS, HEIRS, AND ASSIGNS (INDIVIDUALLY AND COLLECTIVELY, THE “RELEASED PARTIES”) FROM ALL POSSIBLE CLAIMS, COUNTERCLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT OR CONDITIONAL, OR AT LAW OR IN EQUITY, IN ANY CASE ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE EFFECTIVE DATE ~~HEREOF~~ THAT ANY OF THE LOAN PARTIES MAY NOW HAVE AGAINST THE RELEASED PARTIES (OR ANY OF THEM), IF ANY, RELATING TO THE EXISTING CREDIT AGREEMENT OR THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY TERM SHEET OR COMMITMENT LETTER DISCUSSED WITH RESPECT TO THIS AGREEMENT), IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR,

CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE. EACH OF THE LOAN PARTIES WAIVES THE BENEFITS OF ANY LAW, WHICH MAY PROVIDE IN SUBSTANCE: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS SETTLEMENT WITH THE DEBTOR.” EACH OF THE LOAN PARTIES UNDERSTANDS THAT THE FACTS WHICH IT BELIEVES TO BE TRUE AT THE TIME OF MAKING THE RELEASE PROVIDED FOR HEREIN MAY LATER TURN OUT TO BE DIFFERENT THAN IT NOW BELIEVES, AND THAT INFORMATION WHICH IS NOT NOW KNOWN OR SUSPECTED MAY LATER BE DISCOVERED. TO THE EXTENT NOT PROHIBITED BY LAW, EACH OF THE LOAN PARTIES ACCEPTS THIS POSSIBILITY, AND EACH OF THEM ASSUMES THE RISK OF THE FACTS TURNING OUT TO BE DIFFERENT AND NEW INFORMATION BEING DISCOVERED; AND EACH OF THEM FURTHER AGREES THAT THE RELEASE PROVIDED FOR HEREIN SHALL IN ALL RESPECTS CONTINUE TO BE EFFECTIVE AND NOT SUBJECT TO TERMINATION OR RESCISSION BECAUSE OF ANY DIFFERENCE IN SUCH FACTS OR ANY NEW INFORMATION. NOTWITHSTANDING THE FOREGOING, THE OBLIGATIONS AND LIABILITIES OF ANY RELEASED PARTY ARISING UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS FROM AND AFTER THE EFFECTIVE DATE SHALL NOT BE RELEASED PURSUANT TO THIS SECTION 9.21.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INDEPENDENCE CONTRACT DRILLING, INC., individually, as a Borrower and as Administrative Borrower

By:
Name:	Philip A. Choyce
Title:	Senior Vice President & Chief Financial Officer

CIT FINANCE LLC, individually, as Administrative Agent, Collateral Agent, Swingline Lender and Lender

By:
Name:
Title:

CIT FINANCE LLC, individually, as Issuing Bank

By:
Name:
Title:

CAPITAL ONE BUSINESS CREDIT CORP., individually, as a Lender and as Documentation Agent

By:
Name:	Lawrence J. Cannariato
Title:	Vice President

CATERPILLAR FINANCIAL SERVICES CORPORATION, individually, as a Lender

By:
Name:
Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, individually, as a Lender

By:
Name:
Title:

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY, individually, as a Lender

By:	Prudential Investment Management, Inc., as investment manager

By:
Name:
Title:

MORGAN STANLEY BANK, N.A., individually, as a Lender

By:
Name:
Title:

~~Annex I~~

~~COMMITMENT SCHEDULE~~

~~Lender~~	~~Commitments~~
~~CIT Finance LLC~~	~~$~~	~~40,000,000~~
~~Caterpillar Financial Services Corporation~~	~~$~~	~~35,000,000~~
~~Capital One Business Credit Corp.~~	~~$~~	~~30,000,000~~
~~The Prudential Insurance Company of America~~	~~$~~	~~21,670,000~~
~~The Prudential Retirement Insurance and Annuity Company~~	~~$~~	~~8,330,000~~
~~Morgan Stanley Bank, N.A.~~	~~$~~	~~20,000,000~~

~~Total~~	~~$~~	~~155,000,000~~

~~Schedule 5.14~~

~~Post-Closing Matters~~

~~The following are the post-closing matters referenced in Section 5.14. The Loan Parties shall cause each requirement set forth blow to be satisfied in full, on or before the date specified for such requirement (or within such longer period as Administrative Agent may agree at its sole option), time being of the essence, and to be satisfactory, in form and substance, as applicable, to Administrative Agent. The failure to satisfy any such requirement on or before the date when due (or within such longer period as Administrative Agent may agree at its sole option) shall be an Event of Default, except as otherwise agreed to by Administrative Agent at its sole option.~~

~~1. As soon as reasonably possible, Borrowers shall cause to be delivered to Collateral Agent, an executed Blocked Account Agreement with respect to the Borrowers’ Operating Accounts at Capital One Bank; provided that, the balance of any such Operating Account shall not exceed $0 until at any time until such executed Blocked Account Agreement is delivered to Collateral Agent.~~

~~2. Not later than the sixtieth (60th) day following the Closing Date, Administrative Agent or its Affiliates shall have received an FLV Appraisal, in form, substance and results satisfactory to Administrative Agent.~~

~~3. Not later than the sixtieth (60th) day following the Closing Date, Borrower shall use commercially reasonable efforts to deliver evidence to Administrative Agent, in form and substance satisfactory to Administrative Agent, that the state tax lien in the original principal amount of $2,073.03 filed with the Harris County, Texas records on September 26, 2014 has been released.~~

Annex I to Third Amendment

COMMITMENT SCHEDULE

Lender	Commitments
CIT Finance LLC	$32,258,064.52

Caterpillar Financial Services Corporation	$28,225,806.45

Capital One Business Credit Corp.	$24,193,548.39

The Prudential Insurance Company of America	$17,475,806.45

The Prudential Retirement Insurance and Annuity Company	$6,717,741.93
Morgan Stanley Bank, N.A.	$16,129,032.26

Total	$125,000,000.00